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The following is a transcript of the Investor and Analyst presentation by SuperGen, Inc. (“SuperGen” or the “Company”) and Astex Therapeutics Ltd. (“Astex”) on April 12, 2011, relating to the proposed acquisition of Astex by SuperGen pursuant to the terms of an Implementation Agreement, dated as of April 6, 2011.

CONFERENCE CALL TRANSCRIPT

SUPG - SUPERGEN INC ANALYST MEETING

EVENT DATE/TIME: APR 12, 2011 / 12:30PM  GMT

CORPORATE PARTICIPANTS

Tim Enns

SuperGen, Inc. - SVP - Corporate Communications & Business Development

Jim Manuso

SuperGen, Inc. - Chairman, President, CEO

Michael Molkentin

SuperGen, Inc. - CFO

Mohammad Azab

SuperGen, Inc. - Chief Medical Officer

Michael McCullar

SuperGen, Inc. - SVP - Strategy & Discovery Operations

Steven Kanner

SuperGen, Inc. - VP - Discovery Biology

Harren Jhoti

Astex Therapeutics - CEO

Martin Buckland

Astex Therapeutics - Chief Business Officer

Alan Boyd

Astex Therapeutics - Acting Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

Mike Krensavage

Krensavage Partners - Analyst

Robin Davison

Edison Investment Research - Analyst

PRESENTATION

Tim Enns - SuperGen, Inc. - SVP - Corporate Communications & Business Development

Good morning. If I could have everybody take their seats, we can get started. Thank you. Good morning. My name is Tim Enns. I’m the Senior Vice President of Corporate Communications and Business Development for SuperGen. And I’d like to kick off this morning and just go through a few housekeeping issues then we’ll get onto the main event.

There’s a lot that’s going to be covered today. But I want to, as I said, first off thank you all for coming. I remind you that this event is going to be webcast so when we get to questions, if you’d be quite forthright in your questions and maybe have the speaker then repeat it so that everyone can hear it and it will be clear on the webcast.

This Analyst Day is a very unique one for us in that we will showcase not only what SuperGen brings to the table but Astex Therapeutics. They’re here to present their Analyst Day as well. And hopefully that you’ll look at the combined assets and think that there’s something special there because we believe there’s definitely something special.

First, to get the housekeeping issues out of the way, from a forward-looking statement standpoint, you have this in your written presentation that the materials that we’re presenting today definitely fall under forward-looking statements as our expectations and projections as to what might be in the future.

In addition to that, there will be a number of other documents that SuperGen and Astex are putting forth for you to review, some of which are already filed with the SEC. You can have access to these through a number of our websites and other websites that will get you access.

If you’re not finding these documents easily, contact SuperGen, contact myself, and we can get you these. There’ll be additional documents that are filed such as proxy when that’s ready and moving forward such that you have a full set of information to review when you consider what you think of this transaction.

And the last piece is that obviously, and I kind of chuckle when I see this but, the statement that “people within the corporation would benefit if a transaction like this were to go forward and be successful.” And I think that’s the purpose of business. But we need to disclose that as well.

So with that, I would put up the industrial agenda that we have before us today. We’re going to try to move through a lot of data. But here’s the agenda. We’ll go through and basically have an introduction from both the CEOs of both organizations and kind of set up the day.

Then SuperGen will go through its structure and information. And then Astex will go through its structure and information. And then at the end the CEOs of both groups will get up and review this Company and structure that we’ve proposed that might come out of this transaction.

So with that, I’d like to bring up Dr. Manuso. Dr. Jhoti, will you come up?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Thanks very much, and thank you all for joining us today and our friends from the UK as well.

Harren Jhoti - Astex Therapeutics - CEO

Thank you, Jim.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Well, first and foremost, people are probably asking the question, why are you doing this. And that’s the logical first question. This accelerates, certainly, the SuperGen business model by what we believe to be a period of at least eight years in terms of products and certainly in terms of the potential and the platform. At the same time, we can maintain our financial strength.

As we’ve indicated, we expect to begin this enterprise with $120 million. And as you know we ended last year with $120 million. And we can go through the financial mechanics on that. Michael Molkentin will do so.

We’ll retain, of course, the continuing revenue stream from Dacogen. And keep in mind, this new entity will have five top tier Pharma partnerships, nearly $2 billion in potential milestones and royalties on that as well, a very broad pipeline that provides to our shareholders to develop and monetize.

And very important, I want to point out that we’re going to retain the same business model that we’ve been working for some time which happens to coincide with Astex’s as well, so a broader pipeline to develop and monetize. And the discovery platform that will result from this union, I think as you’ll discover today, will be quite unique and sustain future valuation. And this also does a number of things for Astex.

Harren Jhoti - Astex Therapeutics - CEO

Thank you, Jim. And good morning everyone. I’m Harren Jhoti, and I’ll tell you a little bit about Astex. In essence, for us, this transaction very much provides a convergence of the business model and allow the Company to evolve.

In essence, for us it will clearly provide a NASDAQ listing for Astex. It also allows us to complement our very strong discovery activity with a very strong development and registry capability which SuperGen will bring.

And of course, it will also allow us to access capital to be able to build further value in our portfolio which Jim has already alluded to. And also, just to remind you, we have a very strong activity in terms of partnerships with our Big Pharma collaborators, which we will tell you a little bit about later on. Thank you.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Okay. Thank you. With that, we’d like to move forward and give you a snapshot of what we anticipate Astex Pharmaceuticals to look like, clearly a global leader in pharmacology and focused on oncology. Our operating cash position very, very strong. The revenue streams significant, growing. As you know, this year we anticipate up to $55 million in royalties from Dacogen. So that’s going to fund the development of a very enriched pipeline that we’ll go over with you. And our intent is to remain at or near cash flow neutrality going forward.

We perceive this as a business. The pipeline, I think, will speak for itself as we get into that and very strong commercial developmental and discovery partnerships, collaborations, again, to drive future value. We’ve spoken previously of the need to address the potential donut hole that might result from the sunsetting of Dacogen in North America. Well, this is something that addresses that going forward.

And the NASDAQ listing of course with integrated operations in the US and UK very important because this gives us a clear international footstep. And we think this Company is going to be recognized globally with a very strong validated discovery platform. We’ll spend more time later in this presentation going over some of the specifics of the resulting entity.

But with that introduction, what I’d like to do — thank you Harren — is remind you a little bit about what we’ve been up to at SuperGen. And in that respect, as you know, we’re in California. We’re pioneers. The difference is we focus on the discovery and development of novel cancer therapies.

So the highlights, a little more than $120 million in cash as of the end of last year, royalties in 2010 a little more than $52 million. We were profitable in three out of the last four years. And the established partnerships that SuperGen brings to this union includes those with Eisai relative to Dacogen in North America. Johnson & Johnson is doing an excellent job, and I’ll go over that, in the rest of the world. And the GSK deal is a discovery and development deal that we entered into some time ago and that is proceeding.

So we have already a novel targeted in proprietary pipeline. Drugs are moving forward. Amuvatinib, the DNA repair suppressor, is in Phase Ib, anticipated to be in Phase II later this quarter, this year. And second generation hypomethylator SGI-110 is progressing satisfactorily in the Phase I of a phase I/II trial at this time. So our discovery process that will be illuminated in the course of our discussions this morning is a proprietary platform, and it gives rise to sustainable novel and diverse drugs going forward.

Our track record, I think, speaks for itself. We’ve been a commercial enterprise. We have a couple of marketed products, Dacogen and Nipent. On the R&D side, Dacogen NDA was filed some time ago. Two clinical stage products at this point, and again, profitable in three out of the last four years. And we’ve been debt free for years and that’s an important imprimatur of the Company that we’re putting together here.

The transformational events that I think characterize SuperGen up to this point in time are as follows. First, in 2006, the Dacogen NDA was approved. We sold Nipent and we acquired a company called Montigen in order to evolve from a spec Pharma into a discovery-based development company with a commercial arm. 2008, amuvatinib, formerly known as MP-470, started to clinic and that’s preparing to move into Phase II. And again, we’ll tell you more about that.

2009 very important for us to have validated the discovery platform that we generated and a GSK collaboration was signed that also made it clear we have deep expertise in the hypomethylation epigenetics field. 2010, 110 was filed in the IND, and as I said, that’s moving up the line at this point. And then 2011 just recently we entered into the definitive merger agreement with Astex, and we’re very excited about that.

So our business model, just to remind you, is to discover and develop drugs through Phase II proof of concept, at that point to make the key decisions relative to whether or not to partner these, to take these on through Phase III, to do deals on them such that they are self supporting in one form or another. And these are internally discovered and developed. We establish POC and the mechanism of action and, of course, look to clinical benefit.

We’re also not afraid to kill drugs that aren’t working. I think that was very clearly the case with respect to our decision on the PIM kinase inhibitor. We are however working on the next generation of that. And you’ll see us making those tough decisions on an ongoing basis. This permits us, in fact, to manage risk.

We use technology extensively in our discovery process, and we like to monetize things early, limit our costs and the developmental risk attendant to a very risky business. And then we develop those drugs that are de-risked and partner them as is appropriate.

To give you an update on Dacogen, it’s been a fine workhorse for us. It will continue to be one. Royalties, as I said, in 2010 more than $52 million. We anticipate this year, and we try to be conservative, royalty guidance up to $55 million. It is approved in more than 29 countries. Global 2010 hypomethylator sales, by the way, exceeded $900 million. So clearly this is going to the billion dollar mark at this stage.

And the Phase III elderly AML patient trial outcome was reported, did not hit the primary end point. But there was a trend enough so such that our partners Eisai and J&J have made the decision to file respectively in the US and the EU. Now, if in fact the drug is approved in the EU for the elderly AML indication, that could give rise to very significant revenue stream for our Company that could surpass or supplant the revenue stream coming from Dacogen in the US at this point.

The survival trend, positive additional data. We haven’t seen that yet, the specifics, but those will be available this year and both of our partners are proceeding with filing. So the AML clinical trial in pediatric patients in the US gave rise to an additional six months of orphan drug exclusivity. And so that takes us through November of 2013. This drug is going to be with us for a while.

All right. To tell you a little bit about our GSK collaboration, and in fact Astex has a number of GSK collaborations as well so an interesting overlap here, is focused on two epigenetic targets. We’ve not disclosed what they are. It covers a lead and a backup for each of two targets so potentially four drugs.

And this is a discovery and development collaboration. It’s a classic GSK option deal. It included $5 million up front, $3 million of common stock at a premium and over $375 million in potential milestones plus royalty payments start in the high single digits and then they escalate to the double digits.

The milestones, to outline these up front in development through product approvals, 65% of that $375 million or about a quarter of a billion, $80 million in milestones through option exercised by GSK, and then the remaining $125 million commercial milestones after the drug is approved.

This is our pipeline. I’m not going to go into this in any great detail. Dr. Azab will be reviewing our pipeline at this point. But simply to say we have two drugs in the clinic, the next generation of PIM kinase inhibitors are in process in a variety of discovery programs that also Dr. McCullar and Dr. Kanner will review for us.

With that said, I’m going to pass this along to Michael Molkentin, our Chief Financial Officer, for him to give us a financial overview at this time. Michael?

Michael Molkentin - SuperGen, Inc. - CFO

Thank you, Jim. Over the past five years SuperGen has shifted its business development focus and priorities and has positioned itself to be financially strong, capable of funding its operations through existing and anticipated cash resources, with the ultimate goal and intent of becoming a dominant player in the drug discovery and development landscape.

Today’s financial overview will show how we got here by reviewing selected five-year historical data, comment on a revised guidance for 2011, and discuss our current and evolving financial drivers that continue to contribute to our ongoing growth and success.

This is a summary of our consolidated balance sheets for the period 2006 through 2010, which demonstrates a consistent improvement in the financial strength of SuperGen. Based on a series of transactions executed over the past few years, which included the execution of a product license agreement, sale at a profit of a commercial franchise and execution of a strategic acquisition, we have enhanced our financial position significantly with unrestricted and restricted cash and investments increasing from $79 million or 90% of total assets in 2006 to over $122 million or 95% of assets in 2010.

Upon further review, our liquid assets show that the majority of our cash and investments are non-encumbered and are regularly available to fund our operational needs and future strategic initiatives. As indicated in our annual 10-K filing for 2010, our liquid assets are expected to satisfy our operational requirements at least through the end of 2012.

We believe this strong financial position continues to set us apart from many peer organizations in the industry today and will allow us to focus unhindered on our growing drug development initiatives while providing flexibility to explore alternative opportunities to enhance long-term shareholder value through such transactions as the recently announced acquisition of Astex Therapeutics.

Over the past five years, we have continued to focus on optimizing and managing our operational results. A review of our five-year consolidated statement of operations indicates that the Company has been profitable in three of the last five years presented in this table where we reported a net loss of $16 million in 2006 and shifting to net income of approximately $16 million in 2010.

The characteristics of our top line revenue has also shifted since 2006 where revenue in 2006 included product sales and significant milestones from the Dacogen license agreement, to a growing royalty revenue stream with less than $4 million in royalty revenue reported in 2006 and growing impressively each year to nearly $53 million in 2010. Our net loss in 2006 was primarily driven by the acquired in process research and development charge of approximately $16 million resulting from the acquisition of Montigen Pharmaceuticals, a drug discovery operation.

The transaction had a total purchase price of up to $40 million, with $22 million remaining after the initial charge and the acquisition of the entities, assets and the assumption of its liability. The remaining amount due was contingent upon the filing of two INDs and one NDA. The contingent payments associated with the two INDs were achieved in 2007 and 2008 where we paid $10 million in 2007 for the IND associated with amuvatinib and $5.2 million in 2008 for the IND associated with our PIM kinase inhibitor.

There is one remaining contingent milestone outstanding in the amount of $6.8 million that will be triggered upon the filing of an NDA relating to a drug emanating from the acquisition from the acquired technology.

During 2007 our profitability was primarily driven by the recognition of approximately $34 million reported as a gain on sale of products resulting from the sale of our worldwide franchise, commercial franchise for Nipent in 2006 and 2007 to Hospira, Inc. Since the recognition of the initial gain in 2007 we continue to report additional nominal guaranteed payments under the transaction through 2012.

To date, we’ve reported annual payments classified as gain on sale of product of $500,000 in each of 2008 and 2009, increasing to $700,000 in 2010, and we will record an additional $700,000 in each year of 2011 and 2012, which will complete the economics associated with that transaction.

At this time, I’d like to make a few comments regarding the product license agreements related to Dacogen. In 2004 we executed a worldwide license agreement with MGI Pharma. It was a 20-year license on a country by country basis from the date of regulatory approval. Dacogen was approved by the FDA in the first half of 2006 while a sub-license agreement was executed later that year between MGI and Johnson & Johnson. During 2008 MGI was acquired by Eisai Corporation of North America.

We have earned $37.5 million in milestones to date under both agreements in addition to receiving a $40 million equity investment priced at a premium to market. We have the potential to earn an additional $17.5 million in future milestones from activities in Europe and Asia. These milestones are essentially divided equally between both geographic areas while the milestone triggers are typically drug approval and commercialization thresholds.

The license agreement has an escalating royalty scheme based on worldwide net product sales starting at 20% on the first $50 million in sales, increasing at 2.5% increments for each additional $50 million in sales, to a maximum of 30% on worldwide sales exceeding $200 million annually.

There is potential royalty revenue upside if and when Johnson & Johnson files and receives the European approval of Dacogen for AML. If approved, Johnson & Johnson would receive 10-year market exclusivity in Europe. This European approval could offset any anticipated revenue loss in North America by Eisai after expiration of orphan drug exclusivity in the US at the end of 2013.

There is also the potential for near term market expansion in the US if the data, when released later this year from the Phase III elderly AML trial as being positive. This would potentially strengthen Eisai’s near term product sales for Dacogen in the US as it relates to the treatment of elderly patients with AML.

This is a graph that compares our royalty revenue earned by SuperGen under both license agreement and worldwide net product sales resulting from the selling and marketing efforts by Eisai and Johnson & Johnson. Please note that from an accounting perspective we record royalty revenue on a cash basis or quarter in arrears when it is received. Since the initial regulatory approval, royalty revenue has increased nicely from $3.4 million in 2006 to approximately $52.5 million in 2010. This is based on corresponding worldwide sales for Dacogen increasing from approximately $17.4 million in 2006 to over $221 million in 2010.

We believe that the current competitive landscape for Dacogen will continue to allow for further sales growth worldwide. For 2010, we are forecasting royalty revenue increasing up to $55 million on estimated worldwide product sales generated by Eisai and Johnson & Johnson increasing to approximately $235 million.

Our 2011 operational guidance has been revised to reflect the anticipated transaction costs associated with the proposed acquisition of Astex Therapeutics. Our current guidance does not reflect this operational impact of the acquisition and will be provided after the acquisition closes, which is currently targeted for July of this year.

2011 royalty revenue remains unchanged and is expected to increase by up to 5% to a range of $52 million to $55 million. Research and development expenses also remain unchanged and are expected to increase from the prior year of about $28 million to a range of $29 million to $32 million in 2011. The growth in expenses is primarily influenced by increasing costs associated with our clinical trial programs for amuvatinib and SGI-110 and ongoing product development efforts intended to advance our overall product pipeline.

General and administrative expenses have been revised upward from our initial guidance for 2011 due to the anticipated transaction costs associated with the proposed acquisition. We are increasing our forecasted G&A expenses from $10 million in 2011 initially to a revised range of $12.5 million to $13 million. Based on the increase in G&A expenses our initial net guidance, net income guidance of less than $14 million for 2011 has been revised and is forecasted now to be net income of slightly less than $12 million for the year.

In summary, we believe that SuperGen has several financial and operational strengths that will continue to fund our current and future strategic initiative and position our business to become a dominant player in drug discovery and development. We have a solid financial position, no outstanding debt nor any outstanding warrants, and we do not expect to raise capital in the open markets any time soon.

We anticipate continuing growth in the Dacogen royalty stream based on expanding worldwide product sales by Eisai and Johnson & Johnson. We continue to invest strategically in our operational infrastructure with a focus on our drug development program and development and growth. Currently, our operations are structured to be cash flow positive, and we are guiding to profitability in 2011. And lastly, though there is no current need to raise capital in the open markets, we are positioned to take advantage of favorable changes in the capital markets with our active $100 million shelf registration.

At this point, I’d like to turn the call — this presentation over to Dr. Mohammad Azab, our Chief Medical Officer, who will provide an update on our clinical programs.

Mohammad Azab - SuperGen, Inc. - Chief Medical Officer

Thank you, Michael, good morning everybody. I hope everybody had the time to get some breakfast, some coffee. We’re going to go through a lot of data, but I’ll be present all through the day. If you have any questions please feel free to ask. It is really my pleasure to give you an update of our clinical pipeline at SuperGen. Let me get the first slide.

As you know, we have two clinical programs. This is amuvatinib, which many of you know previously as MP-470, and SGI-110, which is our new hypomethylating agent. So amuvatinib currently is developing as a DNA damage repair inhibitor, and I will go through the data and the conclusion of the data that led us to developing that agent in that way in combination with chemotherapy.

And SGI-110, as you know, this is our follow-up to Dacogen to protect the Dacogen franchise and protect the franchise of hypomethylating agents after the expiry of the orphan exclusivity of Dacogen. And of course, we will go through the differentiating profile of SGI-110 compared to Dacogen.

So let’s start with amuvatinib. This is a summary basically of where we are with amuvatinib development. It’s currently being developed, as I said, as an agent that suppresses the double DNA strand break repair. And that does that through the inhibition of the homologous recombination or HR. This is a distinctive and a complementary mechanism to the PARP inhibitors.

Many of you know the data on the PARP inhibitors. These are mainly involved in the single strand breaks. But after the, basically the repair of the single strand breaks, the DNA has to go to the — basically the folding of the two strands together in a double strand, and that goes through the homologous recombination which is controlled by several enzymes. And I will go through some of those as data on how MP-470, I mean amuvatinib affects that process.

We have both pre-clinical and clinical data to support those. Of course, the most important clinical data will come from the current combination trial that is being designed. And most importantly, if we’re going to develop amuvatinib in combination with chemotherapy we have to make sure that it doesn’t have overlapping toxicity or does not increase the toxicity of chemotherapy which we’re able to get from the large 100-patient Phase I combination trial. And I will go through some of those data with you.

So many of you are familiar with the history of amuvatinib, MP-470. A lot of people look at this, oh, you have a little bit of a checkered history for the drug. I look at this and say, well, this is the usual ups and downs of drug development. But back there in basically 2007 we started the first in human trials for amuvatinib. That was in cancer patients, all comers, and I’ll go through some of those details with you, 22 patients.

And immediately afterwards, 2008 we initiated the combination trial because we have basically some data to indicate that that could be — that amuvatinib could be synergistic through inhibition of DNA repair. And that’s why we started in 2008 the second Phase I trial. This one was a single agent. This one was in combination with five different standard of care chemotherapy agents.

By that time, but the end we realized that there is an inconsistent exporter of the levels of amuvatinib with the initial formulation we took to the clinic. That was a dry powder formulation. So we did an effective food study with the formulation, found out that indeed if the patient takes a drug with a fatty meal, that enhances the exposure for the drug and that led to the development of a lipid-based formulation that we have developed at SuperGen.

And Sanjeev Redkar, actually is the head of the formulation and the pre-clinical group is here, so his group did a great job with this drug, as they did also with SGI-110, as I’ll show you what we did in the formulation for that drug.

But that led to the lipid formulation which we had to test so that led to we have to go back to healthy volunteers to test the lipid formulation as a single dose, as a multiple dose, and we did that in 42 healthy subjects. Completed that in 2009. By 2010 we have the PK data from the lipid formulation. It was a go, and we had the full data from the Phase I in combination that showed really significant signal of efficacy in combination with chemotherapy.

So both the totality of the data led us to the conclusion of a go decision in combination with chemotherapy and the small-cell lung cancer indication. And I’ll explain the rationale behind that indication from the data that you will see. And the rest just brings us to the current stage, 2011, we are planning a clinical proof of concept Phase II trial in small-cell lung cancer in combination with chemotherapy.

So quick review of the data that led us to where we are now. In amuvatinib study one, which is the first in human, single agent in cancer patients, basically this was a classical Phase I study in which we started — it’s a three plus three design, dose escalation, safety is measured by the common CTC Adverse Events criteria. Response is measured by the standard RECIST criteria.

And we escalated the doses from 100 milligram once daily up to 500 milligrams basically eight, every eight hours to 500 milligrams three times daily. That’s 1,600 milligrams per day. Through the escalation of amuvatinib we did not actually reach an MTD or a dose limiting toxicity. Most of the toxicities were relatively benign, and I will show you a list of those.

The background or the baseline characteristics of the patients in that 22 cancer patient study was very standard for many of those trials. Most of the patients were elderly. The mean age was 60 years. There were more males, relatively good perfomer status as we require those in any clinical trials.

All patients except one had prior chemotherapy, and all patients had basically advanced disease, mostly Stage IV, but also Stage III disease. Different tumor types, as you expect from a Phase I study. There were four patients with GIST and three patients with neuroendocrine tumors and three patients with sarcoma.

This is a signal of efficacy we detected and it wasn’t unexpected because really amuvatinib, that the other mechanism of action that it does, it is actually a multi-targeted kinase inhibitor for PKC beta GFR-alpha, which we know are important targets for the GIST tumor.

So this was a signal of efficacy, a moderate response that we have detected in a GIST patient. This is an FDG PET scan and the FDG PET scan basically measures the amount of the tracer in the active tumor areas. And we measure basically the response to following up of the uptake by what we call SUV or standardized uptake volume maximum.

The patient, this is a female patient that had three different lesions. We’re showing here the middle lesions in the pelvis and as you can see all the three lesions has reduction of the SUV, more than 30% for the liver, more than 30% for the pelvis and 27% for the left lung. And that’s the lesion that had decreased 34% in the pelvis.

In terms of safety ,as I said, we did not actually detect, up to 500 milligrams three times daily, we did not detect that dose-limiting consistent for the drug as a single agent was very well-tolerated as a single agent.

Most importantly no myelosuppression so this drug would be easy to combine with chemotherapy. This is the old related adverse events that we received, the most common were GI adverse events, all of them were grades one and two. As you can see there are no grade four toxicity related adverse events with -

There’re a couple of events that were recorded as possibly related. One of them was hyponatremia. The other one was anxiety. And actually the safety review committee of that trial, when they reviewed the data, they decided that these events were unlikely to be related to the drug. But they were reported in the study report as possibly related to the drug.

So in conclusion of that Study01, basically we have an agent that is very well tolerated and at that time really, frankly, we were doubting that it has any anti-cancer effect because usually coming from — I’m a medical oncologist myself coming from a chemotherapy background — almost every anti-cancer drug will have significant toxicities.

The single agent it was very well-tolerated. But in the meantime we did see some efficacy signal in a tumor that we expected, which was GIST. We had a 30% reduction SUV so we said that there is some hint of activity there.

The couple of other data points that I didn’t show you that led us to further exploring that drug is, first of all we did not achieve a consistent PK exposure so we knew we could do better with the drug. And that’s why we developed the lipid formulation in which the current trial will be undertaken.

But in terms also from a macro-dynamic events we measured a lot of the tumor markers and basically the marker for DNA damage, and we saw an increase in DNA damage foci and a decrease in Rad 51 in 50% of the patients which we measured Rad 51. And Rad 51 is an important protein in the double strand break repair. So that led us also to continue to explore the drug in combination with chemotherapy basically for that mechanism of action that the drug has.

And this is a summary of the design of the Phase I in combination with chemotherapy. This was not a randomized design. It was a dose escalation Phase I design in which we gave the drug in combination with five different standard of care chemotherapy regimens. So basically if the patient is eligible for any one of those regimens they will be eligible to enter into the trial.

The first cycle of treatment was given only with chemotherapy then starting from the second cycle and beyond we gave the same chemotherapy basically with the drug. So as you can see here there are five different common anti-cancer regimens, Carboplatinum, Taxol, carboplatin and etoposide, docetaxel, topotecan and erlotinib. And we have a total of 100 patients in this trial, and I’m glad to say that we have a poster presentation at ASCO in the first week of June in Chicago where we will present the full data from that trial.

This is the efficacy signal that we got from that trial. Because there was a couple of regimens that had platinum-based combination with Taxol and etoposide it’s not unusual that you see several patients with lung cancer and also neuroendocrine tumors. In the 100 patient trial we had a total of 16 patients with the diagnosis of small-cell lung cancer and neuroendocrine tumors.

This is a [waterfall] plot of each individual patient of those. There are only 13 bars here because 3 of the 16 patients we did not have pre and post-treatment evaluation of their tumor measurement. But this is basically the waterfall plot shows whether the tumor had increased in size and the bars would be going up or the tumor had decreased in size.

And the bar for the objective partial response criteria by RECIST is 30% reduction in the sum of the — of the greatest — of the greatest measurement of the tumor. So we have 6 of the 13 evaluable patients that achieved objective partial response, which is usually uncommon in a Phase I, but mind you this is in combination with chemotherapy. But most of the patients were refractory.

So we should take this with caution, but the fact that most of these patients were initially refractory and amuvatinib given in combination with the chemotherapy we have 46% response rate. That was very encouraging. And I’ll show you how the responses of a couple of those patients panned out. And of course it’s also — when I always see those scans of course you’re presenting the best patients. Yes, why would I present anything else?

I’m presenting the two best patients that we have. But remind you we had that in 6 out of the 13 stations and these two patients, one of each, representative of each diagnosis. So this is a small-cell lung cancer patient and you can see here at baseline we have a mediastinal mass here but the sub — the lowest diameter is 67 millimeters.

And up to two cycles of chemotherapy with amuvatinib we have a significant reduction and that reduction reached a maximum of cycle 6, 61% reduction of the tumor mediastinal mass. Now that patient on trial received carboplatin and etoposide with amuvatinib and had this excellent partial response by any measure really.

And if you look at the history for that patient, that patient received five different regimens including the carboplatin etoposide that they received on trial, and the most dramatic about that patient is that they never had a response before. Every one of these regimens the patient either was progressing or was stable disease and never had the significant response, and he had that response when amuvatinib was given in conjunction with carboplatin and etoposide. So that was a very good signal of a synergistic effect of our drug with the chemotherapy.

The other patient, the neuroendocrine tumor patient — this is even more dramatic — extensive liver metastasis as you see here, some of the longest diameters of the target lesions, 240 millimeters, so a bigger burden of disease. And once again after cycle 2 he already qualified for a partial response, but by cycle 6 that patient had an 86% reduction of the liver mets that you see here. Once again previously treated, two different chemotherapy regimens, never had a response and had an excellent response with the addition of amuvatinib to carboplatin Taxol.

So we went back when we got this data and it was can we replicate those data in a pre-clinical model because frankly we did not have all these combinations and these type of tumors studied in the pre-clinic.

So we had a very standard small-cell lung cancer tumor model from NCI-H146 and basically did a xenograft, live study, in order to see can we replicate that synergy in a xenograft model? And we did.

These two lines, these two represent basically the tumor, these lines represent the tumor growth over time in the mice. The mice that received the vehicle alone or received amuvatinib alone did not have any inhibition of the tumor growth. As you see here the tumor is growing rapidly.

This middle line is etoposide. As we express, the etoposide is an effective agent in small-cell lung cancer and it is producing a tumor growth inhibition here. But all the other lines are the lines of etoposide in combination of amuvatinib at different doses. We did not see a dose response but we did see that at all doses of amuvatinib we do have synergy and better tumor growth inhibition of the small-cell lung cancer cell line.

So how does this work? Was this synergy or inhibition of the DNA damage repair by Rad 51? Basically I will not talk about the — it’s a very complex and evolving science around the DNA damage repair. We know now that there are multiple PARP, isoenzymes and there are multiple other factors that affect a single strand break. But after the single strand break you have to repair — you have to bring the two together for a double strand break basically to completely repair the DNA.

And the double strand break, the most standard, which we call the error-free repair mechanism is what we call the homologous recombination. So that’s the most standard that the cell uses. In the absence of this the cell goes to an error-prone method of repair which we call non-homologous end joining, which usually doesn’t result in many cases in a good repair and it eventually ends in the cell death.

The homologous recombination is controlled by many enzymes, some of it controlled by genes. Many of you know that the BRCA genes, BRCA1, BRCA2, ATMs, B53, a key enzyme complex in the homologous recombination is Rad 51.

And this is basically just a simple way of how it works. This is a double strand for DNA. If you introduce chemotherapy mostly platinum or DNA damaging agents like platinum or etoposide reproduce a double strand break and the cell dies. But the cell has mechanism of repair of those through homologous recombination. One of the enzymes or the proteins is Rad 51. It repairs those strand breaks. If you block Rad 51 basically you result in — the cell not able to repair the double strand break and the cell dies.

We looked at the surrogate tissues, the skin punch biopsies from the Phase I of — in combination amuvatinib with chemotherapy to see if we can see that reduction of Rad 51 and increase in DNA damage. So these are the two slides that I’ll show you. This is first the increase in the DNA damage and these are individual patients, four patients, all good responders. One relatively reasonable long stable disease, but all had partial remission.

These are the characteristics of these four patients. This is the baseline DNA damage which we measure above what I will call 53BPI. These are damaged foci and you look at baseline, there is very little damage at baseline. And once you get chemotherapy alone you have increase in DNA damage foci. Chemotherapy in cycle 2 with amuvatinib you have a much bigger increase in the DNA damage foci and you see that pattern with the four patients.

Can we explain that by reduction in Rad 51? And we indeed can. There is a corresponding reduction in Rad 51 when you give amuvatinib with chemotherapy. Once again, this was a baseline Rad 51. After chemotherapy there’s reduction and after chemotherapy plus amuvatinib and you have much further the reduction of Rad 51 and you see that actually most dramatic in that patient. So there is evidence from surrogate tissue of the skin that basically you do have a reduction in Rad 51 and a corresponding increase in DNA damage when you give amuvatinib with the chemotherapy.

All of that led to the go decision in small-cell lung cancer. Why small-cell? This is still a very important unmet medical need, represents 15% of the all lung cancer cases in the United States. In the past decade there’s been a very steady number, between 25,000 and 35,000 reported each year of the new cases of small-cell lung cancer.

The last agent to be approved for small-cell lung cancer by the FDA was in 1998. That was topotecan. And actually the data from topotecan, the responses were very poor and there has never been any data with increased survival advantage with that agent. So that just tells you how much it is an unmet medical need for that disease.

There are several investigational agents, none of them showed any remarkable efficacy or survival advantage yet. But there are several agents that are being investigated. None of the agents are being investigated have a mechanism of action that overlaps with the amuvatinib.

Basically the two most important agents, one is a chemotherapeutic which is amrubicin is in Phase III trials, and the other agent that’s being developed for small-cell lung cancer are Bcl-2 inhibitor, which is believed to be an important target for that disease. So one is a target therapy, the other is chemotherapy. None of them is in combination with chemotherapy like amuvatinib is.

And we do have of course the pre-clinical and clinical data that I showed you. All of that resulted in the design of this trial, so this is a clinical proof of concept trial that we are currently initiating. So we are on target to have that trial initiation and first patient treated hopefully before the end of the first half of this year. That’s before the end of June.

That trial is branded as ESCAPE trial. That’s treatment of small-cell lung cancer with amuvatinib in combination with platinum etoposide. We have to twist the arm of the treatment so that we can bring the E here but that’s — well, we came up with — and I think it’s the investigators doing the trial were very happy with the name.

The primary endpoint, since this is a clinical proof of concept trial is not survival although we’re measuring survival, but we want to show that we can in a refractory patient, the platinum etoposide can actually change them to a sensitive patient platinum etoposide by combining it with amuvatinib, so showing a response in a previously refractory patient.

The trial also is designed in a way to minimize our exposure or the patient exposure. If the trial fails — so we’re treating — it’s a two-stage design. The first stage we’re treating 21 patients. We have to see more than two responses to go to the second stage and we have to see more than eight responses to declare that the trial is a success.

Basically we’re looking what we call a null hypothesis of 10%. If we have 10% or less it’s not worth developing. We’re looking for something between 10% and 25% in a previously refractory patient. Just for as a mark on the side, topotecan, which is approved as a second line, the data in refractory patients is about 4% response rate. And that’s an agent that is approved for second line. So we’re looking at between 10 and 25 patients and — 10% or 25% of response and the maximum number of patients would be 50.

So in summary for amuvatinib, 180 subjects exposed, 122 cancer patients, we have synergy with chemotherapy, and we’re developing that drug in small-cell lung cancer in patients who are either primary refractory or just platinum etoposide resistant.

That brings us to SGI-110. As you know the SGI-110 is a follow-up to Dacogen, decitabine, which is Dacogen is a very potent, well-validated both clinically and commercially. If you’re acutely aware of, the revenues of Dacogen are sponsoring all the activities that we do and all the R&D activities, so we’re very grateful for Dacogen. So but that’s proof of the commercial validation of that agent and that mechanism.

And SGI-110 was designed to overcome one of the drawbacks — one of basically the faults that we see in Dacogen. Dacogen is very unstable once it gets into the blood stream. It gets broken down by an enzyme called cytidine deaminase.

So we thought about protecting the decitabine moiety by adding it to another nucleoside which is guanosine. So basically SGI-110 is a dinucleotide of decitabine and deoxyguanosine. This is the moiety of decitabine, this is guanosine, and together with a first phase bond you can see that we have a dinucleotide of the two nucleosides.

The differentiators were filed in addition to basically protecting and making decitabine more stable. Tremendous work has been done on the formulation to give us a specifically subcutaneous formulation for a low volume injection. And that hopefully will result in a more sustained release of the decitabine active moiety and improved tolerability which we’ve noticed some of that in pre-clinical model.

Another important, from a business — important point from a business perspective is that SGI-110 has a composition of matter IP protection. Some of you might know that both Dacogen and Vidaza, which are the two hypomethylating agents on the market, don’t have a composition matter IP, only have orphan drug facilities. SGI-110 has a composition of matter IP that was granted last year.

The data on improving the stability of decitabine with the SGI-110 composition has been published in Cancer Research in 2007. Basically, if you incubate SGI-110 without the cytidine deaminase you can see that they are very stable in the medium.

Once you combine them with cytidine deaminase, SGI-110 remains basically very stable while decitabine or Dacogen degrades very quickly in the presence of cytidine deaminase, same thing basically for plasma stability. Here you see that SGI-110 in the plasma where cytidine deaminase is present is very stable while Dacogen is degrading quickly. The important work really has been done on the formulation. If we would have developed SGI-110 in the usual, aqueous formulation, you would have got this profile, which really is not very favorable for a subcutaneous injection.

It is not very soluble, 20 mg per ml is the solubility. So if you’re giving 100 mg, basically, you have to give 5 ml as a subcu. And that’s usually, actually, what’s going on now with Dacogen and other agents is that you have to give them at a very large volume if you want to give them as a subcu and instead of IV. So this was — and also the stability of the aqueous formulation is not — it’s very long.

So another important work that was done by SuperGen and the team there to develop a non-aqueous formulation that dramatically improved, basically, the subcutaneous formulation profile. It is very soluble. You can put more than 100 milligrams per mL, which means that the volume of injection, no matter what the dose is, it will probably be safe to say never go more than 100 milligram, will be less than 1 mL for a subcutaneous injection and also is very stable. Actually, after constitution we can keep it in the fridge for about a month. So this was a very favorable formulation for a subcutaneous injection.

We looked at this formulation then in pre-clinical models, and one of the important marker for, basically, hypomethylating agents is what we call global methylation. We measure by what we call line one, which measured different methylation of different promoters. And the line one global methylation is a marker for how effective the hypomethylating agent is. And this is the data comparing Dacogen to SGI-110. This data was first presented in Paris a few weeks ago in the TAT meeting the targeted anti-cancer therapy meeting.

So what we’ve done here, basically these are three groups of treatment. This is the baseline. This is after treatment. And this measures the line one methylation. Just as a background, usually, in normal individuals like in the monkeys here, methylation is between 80% and 90% in line one methylation. And usually, a decrease of 5% to 10% is significant — is usually very significant in terms of decrease of the global methylation. So baseline there the three treatment groups look the same.

So what are the three treatment groups? We give Dacogen at the clinical dose. The clinical dose, 20 milligrams per meter squared, which translates in to monkeys to 1.7 mg per kg. And then we give SGI-110, the molar equivalent in terms of molecular weight. We gave it as less than half the dose. So that dose of SGI-110 is 42% of the decitabine clinical dose. And then we gave it as 75% of the decitabine clinical dose. That’s about three-quarters to see if we can achieve actually similar or even better results with a lower equivalent dose of SGI-110 in these monkeys.

So baseline they’re the same, and you can see here because this is the site of the Dacogen. This is SGI-110 at about half the dose. This is SGI-110 at about three-quarters of the dose. So we see a better methylation reduction or a similar methylation reduction along the treatment, following five-day treatment here across the whole month of treatment. So we achieve a similar or better hypomethylation with smaller doses of SGI-110.

How about the myelosuppression? You see the same thing. The better recovery is in the two SGI-110 doses, probably not unexpected since they are lower, and the steepest [BIC] line in both the neutrophils and the RBCs is with the Dacogen. So we see here some evidence of better or similar efficacy with lower toxicity at lower doses of SGI-110.

Another regimen that we’re testing in the clinic is the weekly regimen with once-weekly injection instead of five-day treatment. Can we achieve similar hypomethylation? And we can. These are data from three monkeys treated. Once again, this is a LINE methylation. It’s about between 90% and 95% baseline. And you see significant reduction of methylation in all these monkeys after a single subcutaneous injection for three weeks. And it starts to go back in day 29 or still it is less than baseline. So we can for a whole month, with three weekly injections, we can have a significant hypomethylation from that agent.

So that’s how we’re developing it. Basically, that’s the development rationale. We have the pre-clinical efficacy to show that we have potential improvement in either efficacy or tolerability of the drug. We have a better formulation. It will be initially given subcutaneously, and it will be — initially, it developed a lead indication in the MDS AML, but there are potential for solid tumors and for immunotherapy that I will go through quickly.

First, the MDS AML, this is the term trial. It’s a dose escalation trial. We’re looking at the two regimens, the five-day regimen because that’s the regimen approved for Dacogen and the weekly regimen. It will escalate once we reach the MTD and the biological effective dose. Once we get to MTD or BED, we will enter into a dose expansion segment, which is basically, a Phase II in which we will look at MDS AML efficacy and safety.

The study has several unique features. It’s a randomized design. We will have an adaptive design in which we, basically, escalate the doses based on the PK of the previous cohort. We get to MTD or BED and we will work into a dose expansion segment, which, basically, would be a Phase II part of the trial. Very quick word before I finish about the potential outside MDS AML, two important potentials that Dacogen had never been developed in, but there are plenty of data to support developing in, for example, solid tumors.

This is single agent decitabine activity in different published reports in refractory patients looking at very important cell tumors like breast and colorectal and lung. And you can see here, this was published recently by the team of USC in a review journal. And you can see in over 200 patients reports in the literature, about 17% benefit rate that combining both the departure response and long stable disease in previously refractory patients. That’s single agent.

And one important disease that we’re focusing on, we have a collaboration with University of Indiana, so the next couple of slides is courtesy of University of Indiana. And they will be presenting the full data also at ASCO. If they — hypothesize basically that the resistance of the platinum in ovarian cancer is influenced by methylation — hypermethylation of several genes, and as you affect those, you will make the patient sensitive to carboplatin, and that’s what they did.

They took refractory patients, treated them with low dose decitabine Dacogen for five days, and then at day eight, gave carboplatin. So far, they have previously reported on 10 patients. We have one complete remission, four patients with long stable disease and they are continuing this trial, and as I said will report that at ASCO.

This is the CA-125, which is a biomarker for ovarian cancer. This is a waterfall plot in 8 of the 10 patients. As you can see, most of them had reduction of CA-125 with decitabine given with carboplatin. And we could replicate that in a xenograft model. In a xenograft of resistant, platinum-resistant ovarian cancer model, we can see that the best tumor growth inhibitions here is achieved by SGI-110, better than cisplatin and better than Dacogen.

So finally, just one word — I wanted to because I’m running out of time — potentials in new therapy. A lot of reports in the literature about how high these hypomethylating agents can actually re-express in new cancer-tested antigen, which are antigens that expose them on the surface of the cancer cell, but makes the tumor immunogenic.

Of course, many of you probably followed the approval of the ipilimumab of Bristol-Myers, so that’s really the big advent of immunotherapy, and of course, Dendreon with Provenge last year. Immunotherapy now is going to establish way of treating cancer, and making the tumor more immunogenic, I think, would be a very attractive way of combining these agents with other immunotherapy.

So the way it works is that we tested dose to look at the expression of the immune antigen, the cancer-sensitive antigen and the surface of the cells, and also the expression of the normal kind of immunogenic class like HLA class antigens. And we saw increased expression of those. And most importantly, that once those re-expressed the tumor becomes more susceptible to lysis by T-lymphocytes, which I think is very important for future development.

This is the data courtesy of [Mikel Mayou] from University of [Kienow], our collaborator there that shows the increased expression of the cancer-sensitive antigen. Two of them are represented here in melanoma and sarcoma.

So this is the summary of SGI-110. This is all the advantages, and I’ve gone through most of them with you. The lead indication MDS and AML, but there is potential for using solid tumors in combination with chemotherapy and also in combination with immunotherapy. And this is the clinical update summary of our two agents. And as I said, I think, if I leave you with one message here is that the two agents are in clinical trials for clinical proof of concept.

And I’ve showed here the milestones for each one of them from amuvatinib we’re starting the ESCAPE trial in the first half of the year. There will be an ASCO presentation of the Phase I in June. We will complete the stage one enrollment before the end of this year, and we will have preliminary results before the end of next year in 2012. Same thing for SGI-110, we estimate that we will complete the dose escalation phase before the end of this year. And we will have preliminary results to report before the end of next year.

Thank you for your attention, and I would like to invite the next speaker, Michael McCullar, who is our VP of Discovery and Operation.

Michael McCullar - SuperGen, Inc. - SVP - Strategy & Discovery Operations

Thank you, Mohammad. My name is Mike McCullar. I am Senior Vice President of Discovery, Operation and Strategy here at SuperGen. It’s my pleasure to be here today to speak just briefly about our discovery capabilities and how we think about those in a context of a changing industry.

And it’s no news to everybody here that our industry is restructuring in response to some fundamental changes in our business. And the way we see it, we just don’t see how the industry can sustain itself based on productivity of the last 10 years. So we spend lots of time at SuperGen looking outside our Company thinking about how those changes would occur.

And oncology research and development is a very difficult business. And you can see on the left-hand side in a simple way, these two figures represent some of the challenges that we face in trying to figure out how many drugs are in development. Oncology is kind of a fuzzy number, but it’s somewhere around 1,000, 1,500. But these numbers come from Biopharm Insight.

And in terms of competition, it’s probably the most competitive therapeutic area. But despite this large number of oncology drugs in development, it’s fairly relatively uncommon to get new drug approval. Look at the last 10 years and you take out ANDAs and you take out SNDAs, and you take out supportive-care drugs, it’s relatively uncommon, maybe a couple drugs a year get approved. So it’s clear to us that you need new business models and new ways to do R&D.

Another challenge that we face is even drugs that get approved probably don’t generate enough returns to stay in the industry. And this is from a paper based upon a study done by McKinsey where they took actually all drugs and looked at approved drugs and tried to figure out what kind of returns they get. And they applied the amount by quartiles, and you can see on average, most of them don’t generate enough returns to cover the cost of capital. In their analysis they had 9.5%. But nevertheless, it’s the number of drugs that actually generate enough returns is relatively low. It’s roughly 10% or so.

What they did notice though, as part of the sensitivity analysis is that these returns are very sensitive to things like costs and speed and how companies manage attrition. And these are things that we were thinking about a few years ago when we started to develop our discovery process and capabilities.

So as I mentioned, it’s pretty clear that we need to find better business models and innovative ways to do R&D. And in the future, I think oncology drug development will look very different than it has been in the past. And I think most people expect that those new ideas and concepts, innovations are going to come from small companies.

And at SuperGen, we believe that to be true. We see that as an opportunity for us. And for us looking back a few years ago, we understood when we started thinking about discovery that technology, as it is in any other industry, will be important in terms of how to increase productivity. And that’s been the cornerstone of our approach in how we think about our discovery capabilities over the last couple years.

But I think improvements of discovery are important, but in and of themselves, by themselves, they’re probably not enough to really address the challenges facing the industry. In reality, clinical research development is much more resource intensive. And to really drive improvements in returns of productivity, we need to find ways to make clinical research more efficient. And what we think about is — what we’d really like to do is find translational research innovations. There are ways to link discovery to clinical development. We think in the future that’s probably going to be the area for the greatest opportunity.

We also think it’s important in discovery we want to have a better understanding of what is really the molecular setting or profile or context in which our drugs would be sensitive? What we’ve been doing to address that really is expanding our informatics platform and CLIMB to really capture some basic information in terms of molecular profiles and signatures of a panel of tumor cell lines.

We think in the future, like I said, cancer research and treatment is going to be much more fragmented. It’s going to be focused more on a patient’s tumors, genetics or expressions of the proteins and less so on the really where a tumor originates in the body. So to do that, what we’ve been doing is we’ve, like as I mentioned, the same old panel of tumor cell lines, and the idea really is what we want to be able to do is match the drug to the right patient we think where they’ll be sensitive.

All right, so to start, in terms of our cell panel, we started with a real basic, simple model where we just looked at cancer prevalence incidence to try to match that with unmet medical need, and really focused in a quadrant. We think that we have a good fit there. So what we deal with is [symbol of] tumor cells, and what they have there, and it’s important for us to take a look at those and really understand a couple basic things.

What’s the method of profile of these tumors, and do we know things about epigenetic marks and methylation patterns? And that allows us really to probe targeted combinations. We think in the future, we’ll be able to get a better understanding of where these drugs will be active will make us much more effective in terms of how we do clinical research.

We’ve also — we think because we have a technology platform that’s really based upon modeling, we always are looking for a better way to develop our models to make them more effective, and what we’ve learned is a small focused library of fragments. You’ll hear more about that later. It can be a very effective tool in helping us make our models more predictive.

So if you think about it in a simple way, what we really want to do in discovery is we develop computational models of our proteins, and then we make predictions about what kind of drugs would be good inhibitors. And we found, as I mentioned, if we can screen a small library of fragments that helps us validate those. What we would want to do is simultaneously screen these biochemically as well as computationally and look for correlations between what we think is the predicted active drug, and that helps us make our models more effective.

So we think we’re moving a little bit farther away from our original ideas in terms of how we do computational screening. We think that in some ways smaller fragments are better, and they probably in the future would be more effective in terms of how we do drug discovery. The way to think about it is smaller fragments are less complicated and less sophisticated, so that simplicity makes us able to use much more elaborate and effective models or modeling approaches when we screen these versus big compounds.

And one way to think about that is if you look at a fragment, fragments combine in lots of different places in terms of protein, but not all of these places, all these sites where fragments combine, would they be good enough to actually be good inhibitors? What we have found is because we can use more sophisticated modeling, when we get a fragment bound in a very tight spot we think can be a good molecular anchor to develop a drug, these types of interactions give a actually very unique energy pattern. It’s almost like a fingerprint.

We think these types of interactions with fragments are a much more sophisticated or a better way to do drug discovery. In the future, what we’ve been doing actually, is thinking about a little bit of focus. In the last year and a half, we’ve really taken efforts to really focus our research in terms of discovery into three different areas. Of course, epigenetics, we have a core focus in that going back to our involvement with decitabine.

We think this is important for us. We’ve developed a lot of institutional knowledge there. You can see that evidenced by our collaboration by GSK. So also we think in the future there’s a lot of opportunities in cancer metabolism. We think that there’s a lot of opportunities for innovation for new cancer therapies for patients in that area.

We’ve also, as you know, been active in kinases, signal transduction. The challenge with this is it’s becoming more and more competitive and difficult as it relates to differentiate ourselves here. So we’ll be doing less of this, but as a small company, it’s important in terms of focus because we want to create some institutional knowledge in these three areas.

At this point though, I’d like to turn over to Dr. Kanner. He’s going to speak a bit about some of our more advanced programs.

Steven Kanner - SuperGen, Inc. - VP - Discovery Biology

Thank you, Mike. Good morning, everybody. I’m going to talk about two projects today, the PIM kinase program and the ACL kinase program. Okay, page down — there we go. So the PIM kinases are constitutively active serine-threonine kinases. And their expression is found in a variety of different cancers including leukemia to lymphomas such as AML, as well as a number of different solid tumors as shown here. And importantly, the expression of these kinases in the tumors correlates with poor prognosis in the patients.

And all of these PIMs are proto-oncogenic meaning that if you over-express them or mutate them, they lead to tumorgenicity, but in a normal cell, they are nononcogenic. And they function by inhibiting apoptosis. They promote tumor cell survival and proliferation, and they also induce genomic instability, which means polyploidy and aneuploidy and in the diagram it’s just sort of showing you the different functions with PIMs.

Then Jim earlier mentioned the PIM kinase program and a compound that had sort of moved towards clinical trial, and I’m showing it to you here because it’s a nice way to sort of introduce the target. And what you see is that it was a PIM kinase inhibitor. It was hitting all PIM family kinases, most potently on PIM-1. And that’s important because PIM 1 is the most predominant PIM that is tumorigenic in many of the cancers that I showed you, although PIM-2 and PIM-3 also play a role.

This particular inhibitor also inhibited Flt-3, and Flt-3 is a tyrosine kinase that is important in the tumorigenesis of AML. And it provided sort of a way to evaluate a type of compound like this in AML. And so what you see in the lower left is the phosphorylation of a substrate of PIM called BAD, and it regulates apoptosis. It’s a little complex in that it forms these different protein complexes, but the important element about that is that when it’s in the phosphorylated state it is inactive.

And so if we introduce this compound onto an AML cell line where it’s — where it has phosphorylated BAD, you see the reduction of the PIM — I’m sorry, of the BAD protein that’s shown in the blue bars. And so there’s a dose-dependent inhibition and then concomitantly in the right-hand panel you see that the very same cells become apoptotic and that’s just a measurement of apoptosis. And that apoptosis is not only dose-dependent but it’s also time-dependent.

So where are we going from that particular compound? We’ve introduced about 60 new chemical entities into program. And as shown by biochemical screening, we’ve screened for PIM-1 and PIM-2 biochemical activity and what interestingly happened is that the compounds fell into two different clusters. The one on the left has very low IC50s for both PIM-1 and PIM-2. And the group on the right seemed to be biased for PIM-1 in that they have lower IC50 for PIM-1 but higher IC50 for PIM-2.

And currently we’re screening for PIM-3 activity, and what I can tell you is that so far in preliminary evaluation some of the compounds in each of those two groups also inhibits PIM-3. So I think we have a nice variety of different compounds in which to prosecute them across different cancers because it may be that we’ll want one that inhibits more on one and three for instance in certain epithelial tumors.

In the lower left is just an example of evaluation of those compound cells. So we’re looking here at cell survival and the curves will give us an effective concentration of 50% inhibition or EC50 and then I have shown sort of just a small cluster of some of these compounds across two AML cell lines, the EC50 values. And you can see that they range from double digit nanomolar to about triple digit nanomolar, and there was a nice correlation between the two AML cell lines for all these compounds.

Now, the compounds with the higher numbers are the newer compounds, and we are just beginning to evaluate them now. The two that have sort of the lowest numbers, the 8000 and the 9001 were earlier compounds and we’ve been able to advance them into further studies as I’ll show next.

So the 8998 compound was evaluated in the cell panel that Mike just described, and this is a cell panel of 175 different cell lines which covers 22 different cancers. And what this allows us is to identify not only different cancers but also within a cancer find what are the genotypes that are inherent to this cancer cell that may make them sensitive to the different inhibitors?

And what you see here is that the two cell lines that I just described a second ago, the MOLM-13 and the MV-4-11 were the most potent or were most sensitive to the compound. And a cluster were moderately sensitive and then I have one that’s insensitive, but what’s important is that we did identify several solid tumor cell lines that were sensitive. And it gives us another clinical path to follow for this particular program.

I wanted to do a comparison of the original compound with one of our newer compounds and what’s really interesting about this is that the SAR that was performed by the chemists allowed us to maintain the PIM-1 activity, maintain the PIM-2 activity, but we dialed out the PIM-3 and the Flt-3 activity, allowing us to ask the question in the absence of Flt-3 activity does the PIM-1 function in an anti-tumor fashion?

And importantly also there was a HERG activity with the original compound of about a micromolar, and we’ve been able to dial that out. And in fact, I can tell you that all of the future compounds that were in that panel also have virtually undetectable HERG activity.

So this is a subcutaneous, established AML model of MV-4-11 subcutaneously implanted, and after 150 millimeter cubed growth you can see that in the red line at 50 milligram per kilogram of the original compound we see regression. And in comparison with the new compound 9001, we see a dose-dependent inhibition that was induced in this setting, and there was regressions at the highest dose.

So what this tells us is that PIM-1 inhibition in the absence of Flt-3 activity is still active and what we need to do is we need to identify additional compounds with higher potency here and maybe PIM-3 activity will reintroduce (inaudible) and we know that we now have some. And that may help us identify more potent compounds. And of course we’ll now be looking at solid tumor models.

So future plans, of course as I’ve described the PIM-3 studies are under way. We’re also going to be looking at something called long retention genetics, and this basically is just allowing us to ask the question if a compound binds to PIM and it’s going to come off in a dynamic, can we find compounds that stick longer and that will help drive efficacy? We’ll also be looking at selectivity across large panel of kinases to understand the profile. And we’ll be looking, of course, at our cell panel to identify additional tumor models.

Importantly, we’ll be doing some biology. We’ll be doing knock down of PIM and over-expression of PIM in different tumor cell lines to see if we can phenocopy what our inhibitors are telling us.

And ultimately we’d like to combine existing therapies with this because we think that will really help drive the clinical path. We’ll be tracking biomarkers, and I had mentioned the phosphorylated BAD in the very beginning. That’s certainly one we can track in the tumors and we have a couple others that we can track as well. And we’ll be exploring further backups.

So just to sort of wrap up this program, we have sort of a timeline of three years. This year the goal is to complete all of the in vitro studies, both with the compound by itself as well as with existing therapies, identify the models that we want to put this compound into, and select our two favorite compounds by the end of the year for all the head-to-

head studies. And the goal will be by early next year we’ll identify our clinical candidates and a goal of filing the IND by the end of the year.

Okay, moving on to the AXL kinase program, it’s a very different kind of kinase. This is a receptor tyrosine kinase of the TAM family. It also has three members, Mer and Tyro3 are its related family members. It, too, is expressed in a variety of different tumor types including leukemias as well as melanoma that I didn’t mention here. And the expression correlates with poor prognosis. And importantly, this receptor is also involved in metastasis in that it promotes tumor cell invasion in tissues.

The knockout mouse is viable and fertile, suggesting it would have a low toxicity profile, and over-expression of AXL is transforming, suggesting that it has oncogenic activity. If you knock out the AXL in tumor cells it reduces their viability in invasion. And interestingly, it’s also expressed on endothelium such that knock down of AXL in endothelium inhibits angiogenesis or capillary formation.

Now, being a receptor it has a ligand and when it binds it dimerizes the ligand leading to activation of autophosphorylation, phosphorylation of a variety of the substrates that leads ultimately to cell proliferation and survival, as well as invasion in angiogenesis. And what can happen is that this receptor can be clipped so that the extracellular portion is released from the cell surface. It can still bind the ligand. And when it does it acts maybe as a synch and can regulate AXL function.

So one of the early compounds that was developed was a TAM. TAM family inhibitor inhibited all family members relatively equally with a very high potency, (inaudible) nanomolar Ki. If you treat cells that express AXL with the ligand it leads to dimerization and phosphorylation, which we can detect here in a Western blot. And if you add the inhibitor increasing doses you can inhibit that phosphorylation as shown in quantitative fashion on the right.

So we applied the compound or the 7079 compound to our 175 cell line panel and of course what you don’t see, and I failed to mention in the previous is that there’s 140 cell lines that it didn’t inhibit. So that’s important to remember. The 30 cell lines that were sensitive are shown here. These are the EC50 values ranging anywhere from zero out to 3 micromolar. And what’s interesting is that if you look just at the cells that were sensitive below the 1 micromolar level, we identified five different cancers, and that’s great because this opens up the opportunity for multiple arenas in the clinical path.

But another way of looking at this data is to ask the question if I just wanted a lung cancer, how many different lung cancer cell lines were inhibited in this? And so what I did is I pointed out all the lung cancer cell lines with a red arrow and you can see that there’s five. And of course remember there were five plus cell lines that were not inhibited that are not shown here. So it shows you that across the genotypes of lung cancer cell lines there are going to be those that are sensitive and those that are insensitive.

So we pursued the most sensitive model, the A549 and put the compound into a pre-clinical model and so what’s shown here is a subcutaneous established tumor of this A549 line and compared to a vehicle control you can see that at 50 milligram per kilogram we had stasis of tumor growth. It’s very nice. And that even at the highest doses we saw regression.

One of the other cell lines that was in that 30 cell line panel I just showed you was a breast cancer cell line, model, the 231 model. And you can see that it, too, was sensitive. A little bit less but still highly significant. And then just in the lower right are the mice at the end of the study. You can see the tumors compared to the — the three (inaudible) as compared to control.

What’s really nice about this model is that we have a recombinant version of it and it expresses a bioluminescent marker so you can track the tumor in the mouse. And it allowed us to evaluate metastases that were moving into the lymph node or into the lungs. And so what I plotted are those metastases and in the control group you can see that over time there was an increasing number of metastases in the lymph nodes and the lungs, whereas in the control groups, which is basically these two, the couple in the green, there was not only a reduced number of metastases but also a delay in their formation.

So the sort of final data slide I have is remember that we were evaluating biomarkers. I talked about the phospho-AXL previously. We were able to light the tumors at the end of the study and show that the level of phosphorylated AXL or activated AXL in those tumors was reduced. And this is the 7079 compound at two different doses, statistically significant, and remember that I told you that it can be clipped from the cell surface. And so we can evaluate the soluble AXL in the serum. And it, too, was also reduced quite significantly, correlating with a shrinkage of those tumors.

So wrapping up, future plans on this program are to find compounds that have a higher degree of selectivity, so we’re looking for compounds that not only inhibit within the family but preferably AXL and not the others and also across many different kinases. And ultimately we’ll be looking at the kinetics in all different assays and really wanting to identify the different models to clearly define the clinical path.

We’ll be looking at primary tumors and metastases because I think that’s really key for this program because it plays such an important role in metastasis, and ultimately looking at combinations because that’s really how these new compounds are going to be delivered in the future.

The timeline for this program just for this year identifying a lead, highly potent, highly selective and identify all the models and start running those models to identify hopefully the final two compounds that will go head-to-head by the end of the year.

Tim Enns  - SuperGen, Inc. - SVP - Corporate Communications & Business Development

Well, thank you very much. I want to give you — now, we’re about five minutes behind schedule, but we’ll take about a 10-minute break here. There are restrooms right down the hall and grab yourself a little refreshment. And we’ll come back and get into Astex Therapeutics and then peek at the combined potential mortality or group of Astex Pharmaceuticals. Thank you very much.

(BREAK)

PRESENTATION

Tim Enns  - SuperGen, Inc. - SVP - Corporate Communications & Business Development

Well, I hope you all are refreshed and reinvigorated for the exciting second half of our combined Analyst Day. At this time I’d like to ask Dr. Harren Jhoti to come to the podium and introduce Astex Therapeutics to you. Dr. Jhoti?

Harren Jhoti  - Astex Therapeutics - CEO

Thank you very much, Tim, and thank you and good morning to everyone. It’s a real pleasure to be here to be part of this very exciting story. So what I’m going to do now is give you the Astex presentation, Astex Therapeutics presentation I mean. It will be in three parts.

I will give you a corporate overview and a financial update and a little bit of introduction to the Company because I’m fairly conscious that maybe some of you are not all that familiar with the Company. And then I’ll hand it over to Martin Buckland, my Chief Business Officer, who will describe the corporate development strategy which we’ve been employing over the years. And then the third part will be myself and Dr. Alan Boyd, who will describe the R&D portfolio to you.

So Astex is believed to be by many people a world leader in fragment-based drug discovery. And this approach to generating small molecule therapeutics is generally regarded now as probably the most significant advance in discovery chemistry in the last two decades.

It’s clear now from the data, which is coming out of our labs and some other labs also that this significantly improves the success in lead discovery in the sense that it improves — generates much more optimal small molecules which avoid this comment or this issue about what I refer to as molecular obesity. And I’ll come back and describe what I mean by that later on.

It also allows you to have many new chemical start points against your target. And if you actually look at the attrition within Big Pharma, and Pfizer did publish this several years back, there’s a significant amount of attrition after you’ve selected the target and you do a lot of lead discovery and lead optimization. It’s just that you don’t tend to see it. It’s not described in the public domain so much, something like 30%, a lot of their resources Pfizer have allocated, they believe have effectively been sunk at that stage for each program.

The second bullet point indicates that this approach is clearly applicable to a range of targets so there’s no therapeutic limitation to this method of fragment discovery. So we’ve shown that it clearly can be used to find novel compounds against different targets in different therapeutic areas and also some of the HTS-intractable targets which perhaps require more difficult targeting in the sense of you are exploiting an allosteric pocket.

Thirdly, we’ve developed this platform to perform fragment discovery and this platform has been validated by several top tier pharmaceutical relationships we have with people such as GSK, Novartis, J&J, AstraZeneca. In addition to really leveraging this platform to establish these top tier partnerships, we’ve also used it to build our own internal pipeline, and we now have five clinical stage programs. Three of those we are developing or we are in control of the development of, two of those are being developed by a couple of our partners which I’ll describe later.

The Company’s based in Cambridge, UK. The Cambridge biotech cluster is probably the largest in Europe. The Company has 84 people and obviously very close to very prestigious institutes within the biotech cluster. Our scientists are published in the leading journals in the industry, Nature, Science, J. Med. Chem., which is the premier journal for medicinal chemistry.

And in fact, several times we’ve had responses such as the one in [Charnwood]. The referee says we are arguably the world leaders in the area of fragment-based drug design. And in 2007 Astex had 3 of the 10 most top scientist publications in J. Med. Chem. So that’s very strong third party validation by our peers, by fellow scientists, and that has been instrumental in establishing our position and also commercializing the platform and the assets.

So in 2011 the Company is focused at applying the platform primarily in oncology, but you will also see that we have some earlier virology targets which we’re working on, and some other activities which are through partnerships with Big Pharma in other key multiple therapeutic areas.

We continue to invest in this technology and currently we’re on the sixth generation of the Pyramid platform, which is the name we’ve given to our approach. And we’re really now looking to see whether we can make headway in the more very difficult areas of the allosteric pocket and the protein-protein interactions.

We currently have seven drugs in development, which are outlined here. From the top, the 13387 is our Hsp90 inhibitor. It’s a non-geldanamycin agent so it’s very different profile and stronger than some of these other agents which have shown some issues in terms of safety in early clinical trials. And Dr. Boyd will describe the status of that compound later.

Our 7519, which is a very potent CDK inhibitor, particularly CDK9, which is actually the subject of an option from Novartis. This is part of our broad cell cycle alliance which Dr. Buckland will describe as part of the corporate development presentation later on. 9283, our Aurora and JAK2 inhibitor, which is a very interesting profile which is also at the same stage of development. So the top three compounds are either about to or have already started Phase II clinical trials. And again, we’ll give you more details as to exactly where they are later on.

The two programs which I mentioned earlier in terms of being under the control of development from our partners, LEE011, very exciting CDK4 selective inhibitor, which Novartis are progressing. That will come out of our collaboration with them.

And we’re delighted to announce today that we — that AstraZeneca have used these PKBs the AZD or AZD should I say on this side of the pond, 5363 into Phase I clinical trials. So underlining the belief in the quality of the molecules that we’ve delivered to these partners, clearly top tier pharmaceutical companies.

And then just to complete the table there 13148 which is in formal pre-clinical development is an agent which we are developing alongside with Cancer Research UK, and finally AZD yyyy at the bottom, which is targeted for Alzheimer’s, and again, that’s part of our AstraZeneca collaboration. So really that underlines the significant success we’ve had in establishing partnerships, and you can see some of the logos below.

The Company is led by industry experienced individuals we believe, most of us have come out of Big Pharma or biotech. And I won’t walk through all the individuals here, but in essence, most of us have had several decades of experience working in different parts of pharmaceutical organizations such like because you can see these different previous organizations there.

At the bottom you see our Board, which is a very seasoned Board as you hopefully will agree. On the left-hand side is our non-executive directors. We are — our Chairman is Peter Fellner, so Peter is one of the most well-known individuals within the European biotech sector. He was formerly CEO of Celltech and also CEO of Roche UK. Professor Sir Tom Blundell, one of the founders of the Company alongside myself, and the third founder is Professor Chris Abell. Those two professors are at Cambridge University.

Ismail Kola, who is currently at UCB, but he was also Senior Vice President of Discovery at Schering-Plough and before that at Merck. Peter Ringrose, who was previously CSO at BMS and also a senior position at Pfizer. So there’s strong industry experience there.

In the middle you see our venture capitalists who’ve been very kind enough to provide all the investment, Steven Bunting represents Abingworth, who are our founding investors. And at the final column there on the right the two executives who are on the Board, myself and Dr. Buckland.

And again, a very strong array of clinical and scientific advisers we’ve managed to put together to help us guide us on the way during our development of the technology and also our clinical trials. At the top is our Scientific Advisory Board chaired by Professor Blundell. The two main roles left here, Simon Campbell was worldwide Discovery Director at Pfizer, has been involved with Astex from day one pretty much, Barry Furr, who was the former CSO at AstraZeneca, so very strong industrial input there or experience.

On top of this many other academic SAB members have been very instrumental in helping us take the Company forward. At the bottom you can see our group of clinical consultants, at the top Dr. Alan Boyd, who will be presenting later, and again, an array of individuals on both sides of the pond.

So this is our pipeline I’m showing you. In blue these represent oncology focused targets so underling our primarily oncology focus within the Company, and above the dotted line are our development stage agents. And, like I said, we will come back to these to spend more time describing the status. At this stage very briefly I’ll proceed with about the programs at the earliest stage at the bottom there.

The first one is XIAP, which is an inhibitor of apoptosis proteins. This is a protein-protein interaction. Given the limits on time we have today we don’t have time to show you the data, but in essence it is in mid to late-stage lead optimization. We will look to select a candidate at the end of this year, and we’ve designed a chemical divide so non-peptidic inhibitor which antagonizes some of the functions of XIAP.

And then you see the two anti-viral programs and the HCV target is — we found a very interesting novel allosteric pocket on HCV and the program, again, is in a similar stage late-stage lead up. We are looking to select a candidate by the end of this year. And the other targets are a little bit earlier so I’ll just gloss over them at this stage.

So as you will learn in more detail later, we’ve been pretty successful at establishing top tier relationships with the key players within the industry, and we’re — rather than walk you through all the detail which Martin will give you much more insight on, I would just say the common themes throughout all these collaborations we’ve established are the significant upfront financials.

For example, the GSK collaboration which we announced in November of ‘09, had an upfront of GBP20 million and that was simply to get access to our platform to apply the platform to a handful of targets from GSK across a range of different therapeutic areas.

So that really underlines the quality we believe of the technology that we have and likewise with J&J we had a figure of nearly GBP19 million was upfront equity and also some initial research funding. And like I said, Martin will give you more detail on these partnerships in his presentation.

I’ve already indicated that we’re making great progress through with these partnerships. It’s just something not — it sometimes can be at risk to some degree. You sometimes wonder what’s actually happens to your compound once it’s been partnered, and but these guys have been very focused at taking the compounds forward.

So in the top box you’ll see there the examples where we have completed all our discovery activities, so we’re not allocating any more resource to these programs apart from actually monitoring their progress. But these companies where you can see the logos on the right are moving these compounds forward. And I’ve already indicated that the first two are in Phase I with Novartis and AZED.

We’re unable to say exactly where we are with the J&J collaboration, but hopefully we’re getting out something later on this year. And with the AstraZeneca collaboration on BACE, beta-secretase, a key target in Alzheimer’s ,we have been able to tell you that we have selected a candidate, or they’ve selected a candidate and that’s progressing forward.

The table at the bottom, the box at the bottom basically tells you that these are ongoing collaborations in which we have ongoing activity. Just to give you a feel, we have around 30% of our R&D resource allocated to these types of partnerships, so that should tell you that it’s not totally swamping the capacity within the Company. The majority of the resource continues to go into our internal programs. But it’s a fantastic way of helping it go forward and finance a business given that we’re a private Company.

Very quickly I’ll just highlight the key achievements for last year, we had a great year despite it being a pretty tough year for the sector. We were able to progress several of our partnerships as I’ve already indicated so I won’t repeat that. You can see it at the top with multiple milestones be triggered. And that is something which I’ll come back to and really give you some insight into how well we’ve been able to generate significant finances to be able to progress the Company. Our own internal pipeline I’ve mentioned that we are now with our three key agents either started or just about to start a Phase II development.

One aspect of the strategy which I’ve not alluded to so far is highlighted in the third component on this slide. This is just what we’ve done in the last two, three years is be very proactive at establishing collaborations as a not-for-profit organization such as the NCI, the Multiple Myeloma Research Foundation, NCIC, et cetera. And there’s two key reasons for this.

Firstly we believe that what it allows us to do is get access to some of the KOLs, the key opinion leaders in the different tumor types. And for a small company I think that’s clearly very important to be able to access and engage with the best minds within the specific tumor types.

The other key reason is that they’ve been able to help us fund those clinical trials. So this is a very capital efficient way of continuing to take the portfolio forward. And again, this is something which we feel that we were quite early in instigating, but now a lot of other companies are doing a lot of this and even Big Pharma are getting in on the game.

It also provides us with yet another third party validation of the quality of our molecules because remember these guys will have a lot of choices given that they have many other companies going to them.

So I mentioned especially on the financing aspect and how the partnerships have helped, but let me just take a step back. As I mentioned, we are a private Company. We’ve raised GBP80 million in equity in three rounds of financing from some of the top tier VC funds on both sides of the pond. So Abingworth, a London-based fund but also has a significant presence here in the US is our lead investor, but Oxford Bioscience came in very early. They were invited in on the deals right at the start in effect by Abingworth. And then you can see the roster of the other investors. And also some of our corporate partners have also provided equity as well.

We were able to pay down a venture debt which we required a couple years back around GBP7.5 million. Over the years we’ve generated GBP65 million, well over GBP65 million in cash from these collaborations. At the end of last year we ended with GBP70.2 million. We have a net burn rate of around GBP10 million, and that makes a very conservative assumption of triggering some early milestones through these partnerships. So that gives us around a two-year cash runway. So bottom line here is for a private biotech we’re in a pretty strong position.

So what was the Company set up to do? Well, the Company was set up to deal with this issue, I mean, the issue I’m going to tell you a little bit about and issues in terms of the technology is all to be the size, because at the end of the day we always thought size matters. We know for sure it does. If you actually look at the attrition in small molecule drug discovery, clearly there are many reasons why drug molecules fail. But it’s very clear that size, all chemical properties of the molecule are one reason, and the plot at the bottom there you see highlights that. This is from a publication from Leeson from the AstraZeneca group several years ago now.

But what it’s basically showing you here is that if you plot the different stages of clinical development at the bottom on X axis and on Y the average molecular weight of small molecules at different stages of development, it tells you that the general trend is that the molecules which make it successfully to market tend to be smaller than the molecules which we as an industry have been putting into the development process.

Why is that? Well, there’s a lot of reasons. But for a second I will just say that if the molecules are small, they tend to be more soluble. They have less issues in terms of absorption. And the industry has learned that these are real issues here. And that’s why for many years people have been developing rules such as the Rule-of-5, the Lapinski Rule-of-5 which tried to provide a guideline to keep molecules small, so in that case 500 molecular weight is the absolute limit to have optimal absorption and bioavailability.

But even though those rules were in play, the industry has still been getting it wrong in the general sense. And what I’m showing you here is this issue here about molecular obesity so the point which I made earlier about obesity. Of course, obesity in society is apparent. And it’s clear that there’s a similar phenomenon going on at the molecular level.

So what we’ve plotted here are data from a (inaudible) called Prous, where the pharmaceutical companies publish what they generally regard as their lead compound or their series. So these are all small molecule drug candidates. And what we’ve done is averaged approximately the differences called properties of these molecules and then plot across the bottom, in this case size, average molecular weight. And on the left-hand side ClogP or measure of lipid felicity.

And what you can see is the whole industry pretty much in the top right-hand sector. And what is rather disheartening is that when you look at successfully marketed drugs, they actually live in the bottom left-hand box or sector.

And so the take-home message here is despite all these guidelines, these thoughts and this awareness that we need to keep small molecules small, it’s clear that we have not been able to do that in a successful way. And so in general the industry has been making molecules which are too large, too lipophilic, and therefore suffer from some of these issues in terms of attrition in development.

So people are waking up to this and that’s why this whole concept of fragment-based discovery, which is in essence designed to deal with this obesity or molecular obesity problem, has become more and more popular. And all Big Pharma now have initiatives in this because in effect what they’re trying to do is solve this problem shown here.

So how does fragment discovery work? How does it differ from conventional approaches? So in the schematic on the left-hand side, what you see is the protein target depicted in orange in s cartoon form of course and the molecule in these clearly shaped like structures.

So at the top, what you effectively do when you do a screen, a high throughput screen, you tend to find a molecule which tends to fit in a target with a pretty inefficient binding mechanism. But what it usually does is it gives you some kind of activity, maybe sub-10 micromolar. But the problem here is the size of the molecule in the first instance. These compounds in these libraries tend to be 200 to 300, 400, 500 molecular weight.

And so what you do in lead optimization for many, many years you do many, many FTEs is you try to modify or optimize the interaction of your poorly fitting molecules into the protein so that you’ll have better contact points. But almost always what you end up with is basically extra baggage, if you like, and that extra baggage in a very simplistic way often generates a problem in terms of poor solubility or even off-target effect or metabolic liability. So in essence, you get a very inefficient binding result here on the bottom left.

Contrast that with fragments where you screen very, very small molecules which are typically half the size of your conventional compound found you find in a corporate screening set and then what you’re able to do is find something which fits much more perfectly.

And then, especially if you know the three dimensional structure of how that fragment fits into the pocket, then you can almost handcraft the molecule to fit with perfect complementarity. And then what you find is you’re able to have a very high efficiency of binding so you keep your molecules small, compact, and every atom in the actual target, in the molecule is productive.

So that’s the goal in fragment screening and fragment discovery. Well, what are the issues? Well, one of the big issues in fragment discovery is that because these chemicals are very small, they bind very, very weakly. So they tend to bind in affinities of hundreds of micromolar or even [millimolar] IC50s. Typically bio assays do not function particularly well. Therefore, HTS screens cannot be used to do fragment screening in an optimal way.

What you have to rely on is biophysical techniques such as x-ray crystallography, NMR, [color increase]. And without going into detail, we’ve put together this platform called Pyramid which I’ve indicated and the integrated technologies are in the middle there. And they’re configured in a very sophisticated way. Clearly this is proprietary the way we put these different tools together.

On the left-hand side indicates our fragment library which we’ve been generating. I’ve told you we’re onto sixth generation fragment library so we’ve learned a lot about what makes good fragments.

And we do have quite a lot of computational virtual (inaudible) input into this, but fundamentally it’s an experimentally driven process because we believe once you are able to determine experimentally how that fragment binds as depicted on the top right box, you can then get the chemist to optimally design improvements in that interaction to build the molecule out in a very efficient way.

So the fragment candidate chemistry is actually very difficult to do. We’ve been able to do this. We’ve produced these very successfully. And that’s the basis of why many major Pharma companies at the end of the day come to establish partnerships with us because they view us as being able to do this in a very good way.

We have many examples where we’ve been able to dial in different features of the molecules. These four panels here talk to optimizing selectivity in each case here. The top three or the top two kinases we’ve been able to develop PKB selective inhibitors which then bind PKA. The product of that was licensed to AstraZeneca, so again a very good third party validation that we’re able to do what we wanted or what we claimed to do.

On the right-hand side on the top right is the FGFR program. Again, dialed out the VEGF activity which is going to give us potential problems in the clinic. And again that program is licensed to J&J. Bottom left is our CDK selective inhibitor so CDK4 which we’ve been working on with Novartis.

So what it allows you to do, this technology, is really have much more control over what features of what you want in the molecule, not only selectivity but also reduced problems. And the bottom right panel just indicates that when you’re able to dial out HERG, sort of the key issue particularly for kinases because generally the markups [wall] is very similar, very lipophilic, basic moiety. So we’ve dialed out HERG in several of our lead up programs quite successfully.

And in terms of the next stage and really pushing the technology, we are now able to show evidence that we can target much more difficult systems, find compounds which then target the ATP binding site for example or the hinge region, if you know the system, the allosteric pocket which we found in HCV shown on the top right. And there’s a couple of other allosteric examples which I show you on the bottom left and bottom right.

So in essence, this swath of information this data really underlines what we believe now is an industry-leading platform which we’ve been able to get quite a lot of recognition for from peers in the industry of these scientists but also as importantly the sector in terms of these collaborations that we’ve established.

So that’s a pretty quick walkthrough or the overview and the financial update. And at this stage, what I’d like to do is ask Dr. Buckland to come and tell you about corporate development.

Martin Buckland  - Astex Therapeutics - Chief Business Officer

Thank you, Harren. And good morning, ladies and gentlemen. My name is Martin Buckland. I’m Chief Business Officer for Astex Therapeutics. I want to say a few words about our overall corporate development strategy. And with limited resources what we try to do is to apply five core principles to our strategy.

First of all, we’ve attempted to build our reputation through a series of high value corporate partnerships. We’ve tried to use those partnerships to form near term operations and also to generate valuable future milestones and royalty streams.

Within those partnerships, there have been examples where we’ve been able to retain US co-commercialization options. And then as Harren has mentioned, we’ve also sought to access specialist expertise and insights into target biology through relationships with academic groups. And we’ve pursued relationships with not-for-profit organizations in order to help us to progress our programs non-dilutively, and of course, also access to key opinion leaders. And you’ll see all of these themes come true as I describe some of our partnerships and relationships in more detail during this presentation.

On the finance side and from a historical perspective, this slide just summarizes where Astex has funded its operations from. I think the key theme here is that nearly half of the finance for the operation has come from non-equity sources. And in particular we’ve raised about GBP56 million from our various partnerships.

We’ve had another GBP13.6 million in R&D tax credits which is a mechanism that the UK government offers by way of support for small and medium-sized enterprises. And just a little over GBP80 million has come from equity sources of which just under GBP50 million has come from our VC investors.

So as Harren mentioned, we currently have five ongoing partnerships including two with AstraZeneca. Very briefly, as you’ve indicated, one of the key elements in all of these partnerships which have also helped to sort of build our reputation is that we’ve been able to attract a very significant upfront element including both upfront cash and significant equity components.

And as he mentioned, the GSK relationship brought us in GBP20 million in equity and cash, GBP12.5 of that was in cash, GBP7.5 million was in equity. With Janssen it was GBP12.5 million in upfront payments and a significant additional (inaudible) was research funding. With Novartis there was GBP15 million in upfront cash and equity. And then the earlier relationships we had with AstraZeneca both with PKB and BACE also brought us in some upfront cash.

What I want to do now is just to describe each of those five key partnerships in a little bit more detail, trying for a little bit more flesh around each of them. So first of all, let me describe the Novartis relationship. And in fact, when this relationship was originally established, it had three components to it. One of those was a license to a compound called AT9311 which was a very selective CDK1/2 inhibitor.

The second was an option to a compound currently in Phase II clinical development, AT7519. And the third component was this relationship which was focused on applying the Pyramid discovery platform to identify an orally active selective inhibitor of CDK4/6.

Now AT9311 was actually dropped in pre-clinical development, but the other two key components of that relationship are very active. So this CDK4/6 collaboration Astex’s involvement in this was primarily around identifying x-ray crystal structure which is a core to us being able to identify these selective inhibitors of human CDK4.

And in fact, we were the first group in the world to be able to report on that particular structure. And then we went on to apply the Pyramid fragment platform in parallel with high throughput screening that has been conducted at Novartis. And we’re also involved at least in some parts of the optimization chemistry.

And out of that came this compound LEE011. This was selected by AstraZeneca around about 15 months ago to go into clinical development. And a Phase I clinical study on this compound started in January of 2011 and in fact is featured quite heavily on the Novartis (inaudible) at the recent AACR meeting in Orlando.

So Novartis is responsible for all of the clinical development and commercialization of this compound. And Astex receives development and regulatory milestones plus royalties on the compound should it eventually make it through to the market.

Secondly, I just want to talk about AstraZeneca PKB collaboration. And this is an example of the program which we originally started with an academic group in order to access an interesting area of target biology. And this started back in February of 2003 initially with the Institute of Cancer Research and cancer research technology in the UK.

It’s also an interesting example, I think, of where the fragment approach delivered multiple chemical series. Because in fact from that initial relationship we identified three chemical series which went into the initial AstraZeneca partnership which was established in July 2005.

And then through that partnership, AstraZeneca focused their particular interest and their activities on a very selective inhibitor of PKB. So in fact, that compound, AZD5363, was sited started about 15 months ago in January of 2010, triggered a very significant milestone to Astex.

And then this morning, although the Phase I study actually started in January of 2011, this morning we were able to announce in fact that study has formally started. So AstraZeneca is responsible for our clinical development and commercialization of this compound. And again, Astex receives future milestones and royalties.

But the other thing that came out of that program was a different chemical series which we worked from initially with AstraZeneca, but this had a different partner selectivity. And it wasn’t particularly what AstraZeneca were interested in at the time. So this delivered a compound called AT13148 and this is a very potent inhibitor of a number of AGC kinases including PKB, ROCK II and PKA. So it comes from a very different chemical series from AZD5363. And that compound is also being prepared for clinical trial under the auspices of the Cancer Research UK charity.

All rights to this compound reside with Astex. So it represents a future commercial opportunity for us in terms of monetization and partnering. And both of these compounds offer a potential for multiple combinations with a range of other anti-cancer agents.

Moving onto the GSK collaboration, this is the most recent of the large pharmaceutical partnerships that we’ve entered into. This one commenced in November 2009. The aim with this partnership was to identify development candidates for GSK against a small number of targets in multiple therapeutic areas.

I think one of the things I want to emphasize about this partnership is that this is not one of the classic GSK option-based deals. So in fact, our involvement in this collaboration is very much around the early stage chemistry, the initial identification of crystal structures suitable for the fragment screening, and the use of the Pyramid technology in order to deliver early stage lead series which GSK will then go on to optimize and then eventually do the pre-clinical and clinical development and commercialization themselves. So all the heavy lifting around this program is going to be conducted by GSK.

In the first year of this program, we have achieved multiple discovery stage milestones. And again, we have future research milestones. In total those are a potential GBP37 million in early stage discovery milestones. But we also have future development and there will be milestone possibilities.

J&J, this particular collaboration started in June 2008. And as Harren has mentioned, the usual focus or the sort of core focus of this was around the identification of selective inhibitors of fibroblast growth factor receptor. In addition, the program also included two additional oncology targets which were of specific interest to J&J. And again, this is a good example of a program that came out of an academic collaboration that we had with the University of New Castle Upon Tyne and the Cancer Research Technology organization in the UK.

And in fact at the time that we did the partnership with J&J, this particular program was in early stage lead optimization. So our involvement has been, again, in delivering x-ray crystal structures of targets and anti-targets for this program in order to help us to drive the selectivity that we are looking for. And we’ve also been involved in the lead discovery component of all three programs and in the lead optimization chemistry of the fibroblast growth factor receptor inhibitor program.

And then Janssen are responsible for all of the pre-clinical and clinical development and commercialization, although in the FGFR program we also have a US co-commercialization option. And again, there are future developments and regulatory milestones plus royalties.

And then finally I just wanted to mention the AstraZeneca beta-secretase collaboration. This has been a long running collaboration for us. In fact, it was established way back in February 2003 against a very, very tough target. So I think as everybody knows beta-secretase is a very interesting, potentially very exciting target in the area of Alzheimer’s disease, which is also a very tough target to do drug discovery against.

This particular target has been subject to multiple prior high frequent screening campaigns at AstraZeneca, and those campaigns failed to identify suitable starting points. So this is a very good example, I think, of where the fragment chemistry approach has been used to address a particularly tough target within the industry. We did deliver a multiple lead series with AstraZeneca. AstraZeneca spent quite some time optimizing those lead series. They are responsible for lead optimization for pre-clinical and clinical developments and also for the commercialization.

And then in October 2010 AstraZeneca did announce that they had selected a clinical development candidate. So that’s moving through pre-clinical development at the moment and we anticipate that AstraZeneca will be in the clinic in the not too distant future. And again, from this relationship even though our involvement was very much in the early stages, we have future development and regulatory milestones possibilities on product sales.

So that describes the core pharmaceutical partnerships that we have. What I also wanted to do was to put some of these in context, and historically we have been able to achieve multiple milestones as Harren has indicated from the partnerships that we have with these very strong pharmaceutical companies.

So the last couple of years or so we’ve been putting down GBP4 million to GBP5 million per year in milestones. To date, this year, 2011 we put down GBP4.3 million in milestones. And we estimate that the potential for this year amounts to a little over GBP10 million in milestones from these various partnerships, increasing to over GBP15 million in 2012 and maybe GBP20 million in 2013. So there’s some very significant milestones being seen potentially in the frame for the next two years. And as Harren has indicated, our cash at the end of 2010 we estimated to be over GBP17.2 million in cash.

We’ll also very briefly mention the importance of the relationships that we have with not-for-profit institutions, and these have been driven, as I say, very much by the need to sort of move our programs forward, our clinical programs in particular, in a very capital efficient manner. And also to access a lot of key opinion leader expertise.

I’m not going to describe each of these in detail, but I think what you can see from this list here, the importance of a number of these types of relationships in helping to move forward all three of our clinical candidates, as well as one of our pre-clinical candidates AT13148. We’ll go on to describe some of these programs in a little bit more detail as we go through the clinical portfolio in just a moment.

And then finally, looking into the future, clearly we have quite a number of assets which are wholly owned by the Company or in the case of AT7519, which are under option to Novartis, but all of these represent future monetization opportunities over and above the partnerships that I’ve already outlined in the previous slide.

So we have two clinical stage assets which are available for partnership at some future stage or AT13387 and AT9283 are wholly owned by the Company. Novartis, as I indicated, has an option to AT7519. We have AT13148, AKT inhibitor, which is in pre-clinical development at the moment, and we own all the rights to that.

And then the earlier stage programs, which Harren briefly mentioned earlier in the presentation, we’ll also be seeking to monetize those at the appropriate opportunity. And then on top of all of that there is the potential, of course, to use the Pyramid platform as the nucleus of new drug development partnership, not dissimilar perhaps to the type of partnership that we entered into with GSK.

So with that brief summary what I’d like to do is to hand over now to Harren Jhoti and to Alan Boyd. Thank you.

Harren Jhoti - Astex Therapeutics - CEO

Thank you, Martin. So just to remind you of our pipeline, and we’re going to in a minute talk in quite a lot of detail about our clinical stage compounds, but before we do that I just wanted to allude to our 13148, which is our pre-clinical AGC kinase inhibitor in the form of pre-clinical development shown here.

And as you heard, this has a slightly different selectivity profile to the one which AstraZeneca are moving forward with, and it’s a very exciting area. It does target a couple of these other very interesting kinases in addition to AKT, PKB and like p70S6K kinase, and particularly of interest in tumors with P10 mutations. Interesting to note that at AACR there was quite a lot of interest from the Genentech PKB inhibitor and we also know that Merck have got a PKB inhibitor in Phase I, which I think has a slightly different mechanism of action. It targets the P8 domain rather ATP binding sites.

So it’s an early area, but it’s clearly an area of exciting biology. And this compound is in formal development with Cancer Research UK, who are committed to taking the agent through the IND-enabling tox study and performing the first Phase I clinical trial. But Astex retains all commercial rights over this agent. So that’s all I wanted to say on this agent and hand over to Alan to talk about the clinical compounds.

Alan Boyd - Astex Therapeutics - Acting Chief Medical Officer

Thanks so much, Harren, and good morning everybody. Just by way of introduction before I talk about the three products that we have in clinical development, I just want to outline really the strategy that we’ve been following over the last few years in order to get products into the clinic. You’ll be aware as a biotech company we’ve been very careful with our resources and the main aim has been to get clinical data as soon as possible.

And we’ve approached that by once we’ve identified lead candidates we then generated enough pre-clinical data and doing the appropriate toxicology work to then get it into the clinic to establish proof of concept in humans.

And in those studies, as you’ll see, we clearly wanted to demonstrate the safety and establish the safety of the compound, look at the kinetics where we can, establish preliminary efficacy including biomarker data. And then through a combination of Phase I studies explore the dose and the dosage regime. And those clinical studies have been performed either using Astex’s resources or as Harren and Martin described, the resources of the nonprofit, not-for-profit organizations.

We then — while we’ve been doing that, that run up to the clinical work and the clinical studies, we’ve then been exploring and doing more pre-clinical work to try and identify signals where in the Phase II work we can then combine the Phase I dosing work with the additional signals from the pre-clinical work and move then into Phase II studies.

And you’ll see as I go through these three products that’s the way we’ve gone about it. So the first one, AT13387, this is Hsp90 inhibitor and 13387 is a novel, non-ansamycin-type binder potent Hsp90 inhibitor.

Now, you’ll be aware there are several Hsp90 inhibitors that have been out there, but what we’ve been able to find we believe this is an improved safety profile over the compounds in the class. And in particular we haven’t seen any of these hepatotoxic problems or cardiovascular problems that have been seen with the others. And as you’ll see when I come on to the safety data on those frequent sort of adverse effects that we’re seeing are related to manageable gastrointestinal effects.

Now, from the Phase I work that we’ve done and again I’ll show you the data in a moment, we have been able to identify definite responses measured by both PET and RECIST in GIST patients specifically. And you’ll see that we’re now — we’ve just initiated a Phase II study in GIST patients so take that forward.

And we’re doing that so that you’ll see from the design in combination with tyrosine kinase inhibitors using imatinib. And again, this is the first time that somebody has taken Hsp90 and put it in combination with a tyrosine kinase inhibitor and in a GIST population. And then finally, you’ll see that we have got with the not-for-profit organization we’ve got a CRADA established with the NCI, and I’ll give you the details of that in a moment.

Now, let’s just think about the rationale for going into GIST with this product. Now Hsp90 as a protein does stabilize the oncogenic proteins, namely c-kit in the GIST tumors. And GIST tumors are driven by c-kit. And what happens is that we see as the GIST tumor develops they have a range of primary mutations which most of them initially are sensitive to the tyrosine kinase inhibitors. And there’s been good data generated of first line therapy with products like dasatinib.

However, with continued treatment and as the tumor spreads new mutations arise which are not sensitive to the tyrosine kinase inhibitors and that’s why the tumor then develops, metastasizes and will kill the patient. And it’s these secondary mutations which we found have been specifically sensitive to Hsp90 inhibitors.

And so what we’ve done now, we’ve done pre-clinical work and we’ve just initiated a Phase II study showing that the combination of 13387 and imatinib will address this issue of both the resistant and the [secondary] mutations which arise in c-kit. And as I said, we’ve got some hard proof now of definite clinical responses from the Phase I work.

Now, these are the ongoing and planned studies. We’ve completed the Phase I work looking at both the twice weekly dosing schedule and the once weekly dosing schedule. We’ve completed the twice weekly and established the maximum tolerated dose. And we are almost completing now the once weekly dosing schedule and we are taking this forward in the combination work.

And with the CRADA arrangements they’ve commenced an additional Phase I trial, again, in solid tumors which have predominantly HER2 receptor issues that we’re focusing on there. And they will then move into additional Phase II studies for us and other multiple TKI combinations.

In terms of the Phase II study that we’ve just initiated in combination with imatinib, we’re taking patients who have unresectable and metastatic GIST tumors. We’ve added 13387 in a treatment regime of weekly doses for three weeks out to four with 400 milligrams of imatinib. And we’re going to be looking for PET and RECIST responses and also looking at the c-kit sequencing and the mutations that we’re treating there.

This is the results from the Phase I study that was concluded. This is the combined results from the twice a day and the once a — sorry, twice a week and the once weekly dosing schedule. These are the adverse events that have been reported, and you can see they are all related, really to the gastrointestinal tract and the visual changes or visual phenomena.

Now, this is an interesting adverse effect that we’ve been seeing. And it seems to be a class effect. It’s not really — well, it’s definitely not a toxicological problem and what happens is these patients around about 11 or 10 days, 10 or 11 days after dosing particularly at the higher doses experience what they can only describe as things like color changes. They have trouble going from dark into light rooms.

We had one guy who woke up in the middle of the night to went to the bathroom and was horrified to see that the bathroom was bright blue. And he thought his wife, because he’d been away on business, thought that she’d painted it from white and could not believe it. So it’s those sort of changes.

But we have talked to eye specialists and the one thing that they pointed out is that they think it’s probably related to Hsp70 increase and the increase you get with Hsp70, because Hsp70 they told us is very closely linked to rhodopsin metabolism and the generation of rhodopsin in the eye. And what they’ve told us is that they think clearly this drug, like the others is crossing the blood brain barrier and having an effect within the eye creating these changes. So it’s an off-target effect, but we believe it’s manageable. And we certainly haven’t seen any toxicological changes in any of the other work that we’ve done.

Now, in terms of the responses, we’ve seen the responses here with stable disease in 13 patients and this partial response in the GIST patients. This has been confirmed by both PET and CT scanning and it does meet the RECIST criteria. That patient now is in cycle six of treatment and we have another patient here who has had a PET response. We’re still waiting for the RECIST response. He’s had his CT scans but we haven’t got the result from that.

So those are the responses that we’ve seen. And I’ve already said when I started, the important thing with 13387 is we haven’t seen any effects at all in relation to severe hepatotoxicity or any of the cardiovascular adverse effects that have been seen with some of the other products in the class.

In terms of the biomarker data this shows effects on Hsp70 which I’ve mentioned in relation to the eye phenomena. We’ve looked at Hsp70 in plasma and you can see here this here is the increasing dosing with the twice a day schedule, and you can see that the dose-related increase in Hsp70 as the Hsp90 is inhibited. That’s the result from the first cohort receiving the once weekly schedule at 150 milligrams and that was 80 milligrams twice a day. So you can see the twice weekly and the once weekly schedule showing similar results.

And these bottom pictures are tumor biopsy samples showing the increase in sustaining Hsp70. You can see there a prostate, a GIST and a squamous cell carcinoma of the bladder there showing this big increase in Hsp70 as you would predict from the pharmacology of the drug and the way that it’s working.

So in summary, 13387 is a potent inhibitor of Hsp90. We generated pre-clinical data to support the use of the product in combination with imatinib in pre-clinical models. Most of that work was done at Dana Farber. We used the Phase I work to define the dose to take forward into the Phase II study, and we’ve now seen definite responses in GIST patients that support that going forward. And in addition we’ve got this work that we’re continuing with the NCI to further develop the products in Phase II and Phase I work.

Now, the next product, 7519, the CDK9 inhibitor, it also has activity against CDK2 and 1. It’s a targeted inhibitor and attacks through the CDK9 by inhibiting RNA polymerase II transcription by CDK9. And I think I believe that the best sort of improvement you should be aware of, there are other TDK inhibitors out there. It’s an extended and improved pharmacokinetics. It’s got an extended half life so that allows us to dose it on a twice weekly schedule. Compare that, say for instance, with flavopiridol, which was in development where they have to give loading doses and several maintenance doses just to keep the levels up there. So this is one of the main differentiating features of 7519.

And we’ve confirmed biological activity in patients, and I’ll show you that data in a moment, and we’ve recently commenced a Phase II trial with the product in multiple myeloma in combination with bortezomib using, again, the Multiple Myeloma Foundation here in the States. And I’ll show you the pre-clinical data that we’ve got to support that work. And finally, the NCIC up in Canada are about to commence Phase II trials in CLL and mantle cell lymphoma as well.

Now, in terms of the data to support moving into multiple myeloma and CLL from the pre-clinical, this is data from looking at the effects on the site on blast cells that were taken from CLL patients. As you’re probably aware, there are no animal models of CLL whatsoever. Again, this work has come out of the Dana Farber that we’ve been working with them. And you need to read this slide this way as opposed to that way starting with the lower doses here and gradually increasing the dose.

And on the top slide here you can see that as we’ve increased the dose, the determinations and levels of RNA polymerase have been reduced. And that’s been accompanied by an increase in cleaved PARP, which shows cleaved PARP as a marker of apoptosis. So as we’ve reduced the RNA polymerase up goes the apoptosis of the cells measured by cPARP, and that was shown in the field. Our model’s showing really that’s not what was done. It did produce cell death.

In terms of the combination work with bortezomib again, we’ve looked at circulating cells that have been taken. And on the — on here you can see we’ve just treated the cells with bortezomib alone in various doses. And you can see the doses there. But when we’ve added 7519 to it, we’ve got a synergistic action there of the two drugs together. And using that information coupled with the Phase I data that we’ve generated, that’s enabled us to start this multiple myeloma study.

Now, in terms of the Phase I work, we’ve looked at various dosing regimens up to getting the drug up to five times a week, five continuous days. But what we’ve shown to be the most effective and best tolerated was the schedule using twice weekly, giving it two weeks in every three to block the RNA transcription. As I’ve said, we’ve now recently started this multiple myeloma combination study with the Multiple Myeloma Foundation and the NCIC up in Canada are starting these studies now in CLL and in mantle cell lymphoma.

From the Phase I results, the data that we’ve got, again, this was done with from the solid tumor work that we did. The drug is very well-tolerated and the side effect profile is, as you would predict really, from the CDK inhibitor, mainly gastrointestinal effects, some effects from the [hematopoietic] system as you can see there. In terms of responses, we’ve seen stable disease, and one patient with lymphoma has gone up to having 10 cycles of therapy. So the drug is very well-tolerated, and we’ve demonstrated some activity there.

For the biomarker data that that we got from the Phase I work, we’ve used biomarkers of CDK1 and 2, as I said, this product (inaudible) of CDK1 and 2 as an inhibitor, and looked at the down regulation following the inhibition of PCNA and Ki67. And you can see there from the pre and post-infusion the reduction in those biomarkers. We’ve also looked at epithelial apoptosis using ELISA M30, M65 in plasma samples from these patients, and again, those that show the positive effect.

So in summary, 7519 is a definite potent inhibitor of the RNA transcription at CDK9. The pre-clinical data as I’ve showed you shows that by combining it with bortezomib in multiple myeloma, then it should produce some positive effect. And we’ve identified a safe and well-tolerated dose. And the Phase II trial in combination has now been initiated and that we’ve treated the first new patients already.

In terms of the advantages that 7519 has as a CDK inhibitor, then we believe it’s got greater potency than the other CDK inhibitors that are out there. And as I mentioned at the beginning, I think one of the main advantages are pharmacokinetic properties allowing us to dose it on a twice-weekly schedule rather than the continuous regimes and the large doses that were required for the previous CDK inhibitors.

Now, the last product 9283, this is a combined Aurora kinase inhibitor and JAK kinase inhibitor, and we’ve got preclinical work there across these ranges of tumors and cancers. Again, one of its advantages, most of the Aurora kinase inhibitors have only been available by the intravenous route. We’ve got data now to show that it can be used and we’re able to generate both IV and oral formulations. The work in solid tumors is complete, and using the strategy to go into solid tumors to start with. And we’ve recently started a Phase II study of multiple myeloma.

Now, in relation to the data that we’ve generated, again, this work came out of Dana Farber, looking at the activity against oral kinase and the JAK kinase work, we’ve been able to demonstrate that this product has activity against both Aurora A and B kinases and all the JAK kinases as well. Most of the others under development are either A or B, which you’re probably aware and have usually focused on the JAK2 kinase.

We’ve got the data there to show in multiple myeloma xenografts in mice to show that treatment with 9283 really does extend the life of the mice. In terms of the JAK signaling, those cell lines with a high pSTAT3 are most sensitive to 9283. And clearly, the JAK activity has been a key differentiating factor in taking this product forward.

In terms of the ongoing and the planned clinical studies from the Phase I work, again, we’ve explored several schedules of dosing, but our preferred schedule that we’re taking forward is a 24-hour continuous intravenous infusion a week up to two weeks and three, which were established when working with the NCIC.

The Phase II study that we’ve just commenced up in Canada is again into multiple myeloma. That’s the dosing regime we’re taking forward. We’ve started the study. It’s a Simon design, 15 plus 15-type patients. And we’ve treated now the first three patients — sorry, first two patients in that study has been enrolled. So that’s well under way. And we’ve also got an ongoing study in the UK in pediatric solid tumors, and we just got permission to start the pediatric leukemia work there as well, so lots of activity with that product.

In terms of what we’ve seen from the Phase I results, these are the adverse events that we’ve seen, again, fairly typical of how these products are working and how you might expect them to be working again, mainly fatigue and gastrointestinal effects. And we have seen one partial response. This was in a patient with squamous carcinoma of the anal canal and stable disease in four patients, many of them being treated for a median area of 2.6. But we did have one patient who received stable disease for longer than six months. So the product was well-tolerated in this class.

In terms of the biomarker data that we’ve seen, these samples of skin biopsies from the solid tumor work that we’ve done, and again seeing what would be predicted. In terms of the inhibition of the Aurora B, we see a reduction in the phosphorylation of the histone H3 markers that we’ve seen and the corresponding increase then in the p53 activity with it.

So in summary, 9283 is a potent inhibitor of both A and B and all the JAK kinases. We’ve been able to demonstrate some good pre-clinical activity in multiple myeloma and have now taken that forward into a Phase II study. And from the Phase I work that we’ve done, we’ve been able to demonstrate that the product is safe and well-tolerated.

In terms of the advantages that 9283 will have with an Aurora kinase and the JAK kinase inhibitor, as I say there are other products in this class out there, I think one of the main things is I believe the use of both the oral and IV formulations that we’ve got were as I’ve said most of the others were only available intravenously. It is active against both A and B whereas most of the others under development are just targeted either A or B and were active against all of the other JAK kinases.

Again, most of the activity has been targeted against JAK2, but were active as well against JAK2 and JAK3. And JAK3 in particular is a growth factor for the myeloma and lymphoid cells, so by inhibiting that we should have activity. So that just pulls together I think the better kinetics and the activity of quite a broad spectrum against A and B and the JAK kinases should help differentiate this compound.

So in conclusion, I’ve quickly run through the three clinical products that we’ve got now in Phase II. As you’ve seen, we’ve got a broad portfolio of novel drug candidates, all been derived from the Astex research. We try to maximize our resources and work in collaboration with the other not-for-profit groups, which I think has actually been very effective because it’s enabled us to move on a lot quicker than we would have perhaps, done otherwise.

We’ve used the strategy to identify proof of concept in humans, predominantly, in the solid tumors. We’ve accompanied that with preclinical work, which has then allowed us having picked up those extra signals to go into Phase II of development as you’ve seen in the studies I’ve outlined. And we’re now well under way with those Phase III studies for these products to establish really the future for them. Thank you very much.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Well, we’d like now to introduce to you the next generation of both of our companies in the form of Astex Pharmaceuticals as it will be called. This is the proposed logo. Our focus will be on oncology, and I think we’ve given a clear indication that we intend on being financially strong out of the gate and going forward as well.

But again, the key question is why are we doing this? This we believe clearly puts both companies at a higher level. We do believe there’s clear synergy. There’s a good match. And importantly, on the financial side, we’ll be very strong. So it does advance significantly SuperGen’s business model I’d like to say by about a year as if you figure every 18 months one new IND. This brings a number of drugs to the table.

We’ll have the cash and the revenue stream in order to manage things going forward. The number of top tier Pharmas that are brought into the picture with nearly $2 billion in potential milestone revenue is very important for our Company, and a very broad clinical pipeline that we’ve attempted to give you some insight into this morning. And of course, this industry-leading drug discovery platform to sustain future value. So for SuperGen, there’s a very clear advantage. And for Astex —

Harren Jhoti - Astex Therapeutics - CEO

Yes, and for Astex what this allows us to do is really evolve the Company to the next stage. It clearly allows us to be a public Company, get a NASDAQ listing. What it also allows us to do is have a very strong complementarity fit with a organization, SuperGen that’s strong in development and registry experience, complements the strong discovery activity that we bring to the party, and clearly also allows us to access significant capital to build more value in the portfolio going forward.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

I’d also want to point out that we’ve gotten largely a very positive feedback on announcement of this deal. I also want to point out that we do have a positive fairness opinion going into the proxy season and going forward. So there’s a very compelling set of rationales for this move.

Clearly SuperGen, a NASDAQ-listed Company, cash reserves, a royalty stream, a number of clinical and pre-clinical programs under way. Dacogen is performing very satisfactorily, sales in more than 30 countries. We do have partnerships and collaborations and a very strong development in regulatory capability. That characterizes our side of the equation.

Harren Jhoti - Astex Therapeutics - CEO

And for Astex, as I’ve told you, we’re a privately held Cambridge, UK-based biotech. We’re backed by some of the top tier VCs in the industry, and we’ve raised GBP80 million in equity. We’ve used that to build this industry-leading discovery platform, Pyramid, which we then have used to leverage several high profile partnerships with big Pharma. And those partnerships have been very helpful to be able to generate further revenues, GBP65 million to date, and also generate those multiple products that we have in our clinical and pre-clinical pipeline.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

So emerging from these core strengths on each side of the equation will come Astex Pharmaceuticals, financially very strong. We believe a global leader with a footprint in two critically important regions of the world, innovative in terms of drug discovery, development, and commercialization all with a focus on oncology and all with a deep background of experience.

Just to give you a good sense of what the deal structure looks like, Astex Therapeutics shareholders will receive 35% of the total outstanding equity post-deal of the combined entity, $25 million in cash up front, plus $30 million in deferred payments in stock or cash over the course of 30 months, ideally matched up with payments that will be coming in that were reviewed earlier.

And SuperGen will therefore acquire the assets and liabilities of Astex Therapeutics, Limited and the combined entity will change its name to Astex’s Pharmaceuticals, a NASDAQ-listed Company with the call letters ASTX. The definitive agreement was announced just recently on April the 6th, and we anticipate closure of this deal in July 2011 pending, of course, shareholder approval, legal and regulatory review and clearance. And as I mentioned, we do have a fairness opinion attesting to the wisdom, if you will, of this deal.

So again, financially strong, oncology focused, we’ve gone over the amount of cash that we anticipate entering into this union, $120 million plus this year up to $55 million in projected Dacogen royalty revenues, nearly $2 billion in partnered product milestones, plus royalties over time, and a very productive set of top tier pharmaceutical partnerships with J&J, Eisai, AstraZeneca, Novartis and GlaxoSmithKline, but at the same time, retaining drugs and opportunities for the home team.

Seven drugs in clinical development, four of those in or entering Phase II, three partnered with large pharmaceutical companies. So again, a very broad, deep pipeline that will give our shareholders benefits going forward. We expect to be a very well-recognized global leader in innovative small molecule drug discovery with clear expertise in epigenetic therapeutics and fragment-based drug discovery.

I think the experienced management team that will emerge from this union will be particularly powerful and the clinical pipeline. I’ll simply mention Dacogen, you’re quite familiar with. We’ve gone over amuvatinib and SGI-110 and the others.

Harren Jhoti - Astex Therapeutics - CEO

Yes, and we told you about our Hsp90 inhibitor 13387 that’s just about to start the Phase II trials. Our 7519 compound which is a CDK9 inhibitor primarily which has started a Phase II trial in multiple myeloma, and also our 9283 molecule, which is a very potent Aurora JAK inhibitor, which also has started a Phase II in multiple myeloma.

And we also touched on our partner programs, LEE011, the CDK4 inhibitor, which is being developed Novartis. And today we announced the fact that AstraZeneca has started a Phase I with our PKB AKT inhibitor AZD5363.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And relative to the discovery obligations and the like —

Harren Jhoti - Astex Therapeutics - CEO

And clearly, we have the ongoing partnerships, which are still progressing with these different partners. So at the top you see our FGFR program with J&J and that’s progressing. We can’t say exactly where that is at this stage, but it is moving forward. What we were able to announce, though, the AstraZeneca beta-secretase inhibitor program has selected a candidate and that’s very good news. And we look forward to starting a Phase I or for them to start the Phase I soon.

At the bottom, you see the discovery obligations which we continue to have, so those are the programs which we are continuing to allocate resource to in terms of research. And we have a multiple set of targets with J&J primarily in oncology and then GSK, which are multiple targets across different therapeutic areas.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And as Harren had mentioned, remember only about 30% of the internal capabilities of Astex presently are devoted to these partnerships. The partnerships that will emerge from our union will include those that are mentioned here. We’ve reviewed those in some detail.

I’ll simply remind you that with respect to SuperGen’s GSK partnership, top line deal value a little more than $375 million. We received up front an equity investment at a premium of $5 million, near term royalties $80 million — milestones rather, $80 million plus royalties at the back end. And the Eisai Michael Molkentin reviewed for you and with respect to the Astex’s Therapeutics.

Harren Jhoti - Astex Therapeutics - CEO

And Martin Buckland told you in detail about our collaborations, our GSK collaboration which we announced in November ‘09. We have an upfront of around GBP20 million with a top line deal value of more than GBP300 million and very early stage, non-clinical milestones around GBP37 million and royalties on products, hopefully once they get to the market.

And then the J&J deal which was the next most recent where we had up front an equity of GBP12.5 million and then a top line deal value of over GBP270 million. I won’t go specifically through the other two but in essence they follow a very similar structure with very strong financial elements.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Here we are. Relative to reassurances going forward Harren will present to us the milestones and financial positions to reiterate that for us.

Harren Jhoti - Astex Therapeutics - CEO

So just to really establish how that produced a very strong financial base, we’ve been able to successfully trigger many of these milestones through these partnerships with GSK, J&J, Novartis and AZED.

For example in ‘09 we were able to bring down GBP4 million. In last year, 2010, GBP4.6 million and for this year, to date or through the end of March, we’ve been able to generate GBP4.3 million. And that’s from a potential number of around GBP10.8 million for this year and you can see the numbers escalating going forward.

So the clear message here is that we’ve been very successful achieving these milestones which establishes or helps to establish us on a very strong financial position. We ended last year with GBP17.2 million and very importantly for us is that the last time we had a venture capital-led investment round was back in 2003. So the Company culturally is very focused at really paying for its own way going forward.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And that’s a very important point really. I remind you that SuperGen has not had to raise money in the public markets since 2004. Our focus is on running a business here. We certainly believe that there’s going to be a great opportunity for doing that based on what we’ve described to you and based also on the fact that Dacogen continues to perform.

Our revenue-generating partnership will characterize the combined entity going forward. We’ve given you a good outline as to what we anticipate specifically this year, $55 million thereabouts in royalty revenues, and again, the drug is approved in more than 29 countries.

It has the potential for approval in elderly AML in the EU which would open up a 10-year period of orphan exclusivity which could surpass or certainly supplant the revenues presently coming from MDS in the US. And the pediatric trial has extended the orphan drug indication through November of 2013.

So as far as the timeline is concerned we announced just recently our intention to come together. We’ll file the preliminary stockholders’ proxy with the SEC in April. This of course is going to be subject to SEC review and comment. This is our Analyst Day. You’re here. When cleared by the SEC we expect to spec the record date and file the definitive proxy for the end of this month.

Individual shareholder meetings have commenced already, and we expect to hold more of these. We’ll hold the annual meeting for SuperGen shareholders in June of 2011. Astex will hold its special shareholder meeting to approve the transaction also in June. And our intention, subject to approval by stockholders, is to target the close of the transaction in July of 2011.

As far as the executive management team is concerned I will retain the Chairman and CEO spots, Harren will become President of the Company, Mohammad will remain Chief Medical Officer, Martin Buckland will join — or stay on as Chief Business Officer and Michael Molkentin will remain as CFO and Corporate Secretary.

The Board of Directors becomes particularly strong relative to a company of our size and potential. I will remain Chairman. Peter Fellner has agreed to serve as Vice-Chairman, as Harren pointed out a very distinguished background and one of the true leaders of this industry in the EU. Walter Lack will be an independent lead director continuing on. Chuck Casamento will stay on, as will Tom Girardi and Allan Goldberg, who is here today.

Tim Haines who has served as the president of Astex in the past and is presently a partner at Abingworth will return home, so to speak, and become an independent director. And we’re particularly pleased to have Ismail Kola join us. Ismail is presently serving as EVP and President of New Medicine at UCB in the EU, and again a very distinguished career on the scientific and senior leadership side at Schering-Plough prior to this.

Relative to upcoming events, we’ve had a number of presentations at AACR, both companies have, and this is our Analyst Day. The initiation of Phase II will occur in the second quarter of this year for 13387. Amuvatinib will also in the second quarter enter into Phase II clinical trials.

The abstract was submitted for ASCO to be presented in June. We’ll hold our annual shareholders meeting in June. The Dacogen AML filings will occur with respect to the FDA and the EMEA later this year, and there will be a variety of partnership development milestones that we expect to announce.

So again we’re going to enter into this, two strong companies. We’ll emerge out of this a particularly strong Company, one characterized by a very strong operating cash position, significant revenue stream, and I want to emphasize again that both Harren and I believe that this is a business. We’re going to run it as a business. I think our respective track records recommend that we will continue to do so. We’ll be able to fund the pipeline going forward, near term focus on being at or near cash flow neutrality.

A very deep and I think significant oncology pipeline, again, always focused on monetization, the earlier the better, very significant commercial developmental and discovery partnerships. These collaborations will significantly supplement the money coming in from Dacogen and drive future revenue through milestones in royalties. So we’ll remain a NASDAQ-listed Company, integrated operations in Cambridge and in the US. And I think very readily globally recognized and validated relative to the discovery platform.

That brings us to the conclusion of today’s presentation. I want to thank you very much for your time and consideration. And we will be oncology-focused and financially strong. We will take questions at this time so please feel free. Okay, right here. If the management teams could also be available because some of the questions might relate to them. Everyone who has presented do it, thanks. Okay, that’s what I saw, yes. Sorry, please, sir.

QUESTION AND ANSWER

Mike Krensavage - Krensavage Partners - Analyst

Hi, my name is Mike Krensavage with Krensavage Partners. I’m a shareholder and I think the very fact that you’ve chosen the Four Seasons, which is one of the most posh venues in Manhattan to me underscores the disregard for shareholder value that you have exhibited, as does your $2,000 a month allowance for your company car and the $15 million that you’ve taken from the Company between 2004 and 2009, not even counting 2010.

And when you look at the stock you’ve seen a decline of $200 million of value since you have taken charge. You’ve spent $170 million in research and development, $125 million in SG&A, and yet you’ve advanced, as far as I can tell aside from Dacogen, nothing into advanced clinical trials.

Now what you’re proposing to do is to spend $130 million of shareholders’ money to buy a business that in 11 years, as far as I can tell, has not gotten a single drug into advanced clinical trials. And in fact you’re going to be burning $15 million a year of cash.

So these drugs will require tens of millions if not hundreds of millions of dollars to even get them to the market. Then there’s no guarantee as we’ve seen with rubitecan and with the elderly AML clinical trial. So this is as you’re going into a cliff, you’re facing a cliff in November 2013 where your revenues will drop significantly. So I have two questions for you. The first question is, what are the calculations that you have used to justify the value of this transaction? That’s the first question that I have for you.

And the second question is have you considered selling the companies, because when you look at the $2 of cash and the $2 of royalties you’ll receive and the $0.50 of tax loss carryforward approximately plus the pipeline, this is a Company that probably is worth $4.50, at least, okay, plus the pipeline. So my question to you is how much consideration has the Board given to selling the Company? Thank you.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Thank you for your question. The Board constantly considers alternatives. There have been opportunities over the course of the last years to sell the Company. The Company believes, particularly the management and the Board, that there is value considerably greater than $4 and some per share.

Appreciate also that when this team took over at SuperGen there were two drugs in late stage and it was uncertain as to what the outcome might be. We were fortunate I believe in order to take Dacogen over the line and turn that into a revenue generating asset.

As far as the spending on our parts are concerned appreciate that this is a business that requires considerable amounts of cash. And I would say further that all you need is one winner. As far as the capabilities of Dacogen to bring in and continue to bring in significant revenues I think that that has been well-proven.

As far as the cost of this venue is concerned I would suggest that we do everything at low prices. I don’t have that exact number for you. And relative to my personal compensation it is certainly competitive with regard to the industry.

But again back to the primary point, and that is why are we spending this money in order to create a larger, and indeed we believe better, Company? It’s for you the shareholder. It’s to generate additional returns for shareholders. It’s to retain this as a business. It’s to generate drugs in the future that will help patients and thereby bring about greater sources of revenue.

And again, I would suggest to you that we have a fairness opinion that clearly supports the fairness of this deal and certainly invite you to examine the proxy when the time comes. Any further questions? Please, Rahm?

Unidentified Audience Member

So first a couple of financial-related questions pursuant to the milestone schedule that’s been laid out for the Astex segment over the course of the next three years would it be possible to elaborate what those milestones are tied to, if they are tied to advancement of pre-clinical candidates or if they’re related to achievement of clinical milestones? And to what extent they offset the projected burn for the Astex portion of the business?

Then a couple of quick questions on amuvatinib, based on the data that’s been presented I didn’t see any information on the tissue distribution of the drug and the relative stability of the lipid formulation, although I may have missed that.

And then finally if maybe on the discovery side you could elaborate on potential synergies between CLIMB and Pyramid and perhaps specifically with respect to that if it would be possible to deploy the Pyramid platform to try to tease out some of the HERG interaction issues that have been seen with the PIM kinase inhibitor screening program?

Harren Jhoti - Astex Therapeutics - CEO

Okay, I’ll take one and three and ask Jim to deal with the second question.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And I’ll ask Mohammad to.

Harren Jhoti - Astex Therapeutics - CEO

So the first one is about how does one trigger or what’s the mechanism for triggering the milestones and to give some kind of insight into that whole area. Clearly, we’re restricted to some degree from being able to disclose those because those are confidential collaborations that we have. Astex is a private Company with these pharmaceutical partners.

But in essence the mechanism is that they’re triggered primarily in discovery. We are expecting a significant number of milestones, and based on our track record I think we can point to a lot of success where we have been able to generate those milestones. So they’re near term milestones, and we’re pretty confident that we will be able to trigger those to be able to cover the financial component which is alluded to by their structure of the transaction. So they’re not late stage clinical or anything perhaps suchlike.

The third question was to do with complementarity between the two discovery platforms. I mean, I think broadly Pyramid and CLIMB there are commonalities in the sense that some components do overlap but the configuration is quite different between the two platforms.

So what we’ll look to do is actually try to tease our synergies because we are very focused at making sure that we take the best from both sides to make an even more effective platform to discover a new drug which we can commercialize going forward.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And the third question was for Mohammad.

Mohammad Azab - SuperGen, Inc. - Chief Medical Officer

And again, on the amuvatinib (inaudible), I apologize. Of course for the sake of time we cannot present all of the data. The formulation is very stable. As I said it’s been tested on 42 subjects, the healthy ones here. And the exposure that we have in the plasma corresponds to the therapeutic exposure we expected from the animal models. We do not have tissue distribution in humans. These are not [radioactive] studies. These are done at a later stage of development because they are expensive studies.

We do have some tissue distribution data from the animal studies and the lipid formulation actually shows a better distribution in the tumor versus the plasma. So it’s very well — it has a very good exposure in the plasma and has also a very high exposure in the tumor.

Unidentified Audience Member

Thank you. Looking at the milestone chart from Astex’s side and the guidance before that you’re burning about GBP10 million a year and that the present cash on hand is going to be — and the milestones will keep you out to two years. That implies a significant step up from that GBP10 million burn in 2012 and 2013, sounds like. Could you help with — try to get a sense of what that means?

Harren Jhoti - Astex Therapeutics - CEO

So just to recap, so we ended last year with GBP17.2 million. Our net burn approximately is GBP10 million per year with the assumption, clearly consistent assumption, that we will trigger some milestones which we already have sight of pretty much. We are confident that this gives us a clear cash runway.

And if we were to continue standalone we would be actively looking for future opportunities to continue to drive the engine forward. We’ve been successful at doing that for the last seven years. So we’ve not been able to — needed to go back to the VCs for a VC-led investment round. So while nobody can predict the future of course we are confident in our ability to be able to leverage this industry-leading platform to get to continue to bring in more finance.

Unidentified Audience Member

That two-year estimate is not assuming milestones (inaudible - microphone inaccessible)?

Harren Jhoti - Astex Therapeutics - CEO

No, sorry. Yes. No, it does not.

Unidentified Audience Member

How has your cash number and burn trended over the last three to five years or so?

Harren Jhoti - Astex Therapeutics - CEO

Sorry, could you repeat that?

Unidentified Audience Member

Your total cash number and your cash burn, how has it trended over the last five years?

Harren Jhoti - Astex Therapeutics - CEO

I think it’s a little bit difficult to retrospectively analyze given that the Company’s gone through different stages of evolution. But broadly I would come back to the point that we’ve not been required to go to the VCs to fund the Company.

So we’ve more or less since 2007, 2006, have been on a fairly even keel. After the J&J collaboration particularly we were able to then get a reasonable cash runway which kind of estimated between a year and two years. Martin, do you want to add anything to that?

Martin Buckland - Astex Therapeutics - Chief Business Officer

I think the only thing that I would add to that is that if you look at the year-end cash position of the Company in the last four or five years we’ve tended to end up each year somewhere about $10 million and about $30 million in total.

Unidentified Audience Member

In total cash or cash burn?

Martin Buckland - Astex Therapeutics - Chief Business Officer

No, in total cash.

Unidentified Audience Member

And once Dacogen runs out at the end of 2013 given the what seems like significant increase in spend needed for this new pipeline, when would you expect raising additional cash?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Well, appreciate first and foremost that we don’t know what’s going to happen with respect to the potential for approval in elderly AML in the EU. If that occurs, that’s a 10-year run with the potential for significant revenues that might be likened to what we’ve enjoyed with respect to MDS in the US. So that’s an uncertainty going forward. Obviously we would hope that that occurs.

Absent that, one of the benefits of this union is that there are a variety of corporate relationships that have the potential to bring in significant milestones. And given the cash that both companies would begin this enterprise with, that gives us legs as well going forward.

And then finally, we’re going to have a number of drugs that could be partnered, monetized in various and sundry ways such that we’re going to be in a position to focus on cash flow neutrality or potentially profitability, as again, both companies have done in the past.

I do appreciate and we have been concerned about the donut hole, as it were, that might arise from the lapsing of Dacogen in the orphan drug designation in the US for MDS. And that’s one of the very reasons that we’re thinking creatively about how to supplement that through this merger on the one hand and then also through monetization of assets at varying points of time. And then also through the corporate relationships.

Also it’s our intent to very rapidly develop SGI-110 which we believe might be referred to as low-lying fruit as far as its potential to rapidly go through the clinical trial process and come out the other end given the advantages that we’ve attempted to outline for you here today.

So there are really a variety of assets that are currently in the portfolio and the potential for revenue streams going forward that are going to address that very issue. So we have indicated as SuperGen we certainly are not raising money this year. We give guidance on an annualized basis and I think with respect to Astex it’s clear that they have no intention of raising money this year.

Unidentified Audience Member

So there’s a good possibility or not a good possibility of raising additional money in the next few years?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

We have no intention of raising additional money at this time.

Unidentified Audience Member

Harren, I hope I’m not putting you on the spot, but do you —

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

That’s what we’re here for.

Unidentified Audience Member

Do you remember the molecular rates of you three lead programs (inaudible - multiple speakers)?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

They’re burned in his brain.

Harren Jhoti - Astex Therapeutics - CEO

They [potentially] — not to the last dalton but they are approximately 18 molecular weight lower than the average kinase inhibitor you find so it’s small but quite significant, leads you into a different chemical space. So we can send you on that detail but my head of chemistry will be delighted to give you that specific number.

Unidentified Audience Member

Thank you.

Unidentified Audience Member

Yes, so regarding Astex, the VCs haven’t had to put money in since 2003, which is wonderful, but I would imagine they’re also kind of looking to get some liquidity. And if you look at the way the deal was structured, the cash on hand is going to the shareholders of Astex and it looks like the first 2.5 years worth of potential projected milestones also gets dividended out, which might not be what a biotech company or a biopharma company would necessarily want to do. But that’s the deal.

What makes me — so the question is what is the lock up, if any, on the one-third of the combined Company that’s going to go to the Astex shareholders? Because it — and I’m not saying it’s a bad thing. It’s a fact of life. It sure seems like those shareholders want to convert their old investment into cash. And so is there a lock up?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Yes, most assuredly, and it’s an eight-month lock up with a 25% release every two months. And appreciate also with respect to the $30 million, that’s in stock or cash at the combined entity’s discretion. So to the extent that the stock price is doing well we would consider that. Alternatively, if there’s a great deal of cash on hand we would consider that. We would consider a mix as well, and that’s something that will be determined on an ongoing basis over the course of those 30 months.

Robin Davison - Edison Investment Research - Analyst

Hi, I’m Robin Davison. With the 7519, can you please explain whether the economics with Novartis exercising the option are included in the $270 million total deal value, just to be clear?

Martin Buckland - Astex Therapeutics - Chief Business Officer

Yes, those economics are included in that figure. We haven’t broken the individual details out for the different products that are sort of encompassed within that broad deal, but the overall figure does include those economics.

Robin Davison - Edison Investment Research - Analyst

Right. Okay, follow-on, for the Hsp90 inhibitor, and I know it’s in the early stage, is there any sort of potential partnership interest in that compound at this point in time, or have you sought it?

Martin Buckland - Astex Therapeutics - Chief Business Officer

We have talked to quite a number of companies as we have at different stages with all of the products in the portfolio. I think it’s fair to say that there is a lot of interest in the mechanism. I think it’s also fair to say that what’s happening at the moment is that all of those companies who are interested in the mechanism but have not yet made a commitment to the mechanism they are generally just sitting on the fence waiting for Phase II clinical proof of concept data.

So strategically what we’ve decided to do is conduct the Phase II GIST study that has been outlined by Alan Boyd here today, and then on the basis of the data coming out of that study and also on the basis of the data coming out of the NCI study, at that point to take the data out and talk to a number of people who have expressed interest to us in coming back when the data is available.

Robin Davison - Edison Investment Research - Analyst

Okay. And then just finally on — this one perhaps is for Jim, but could you envision the Company in sort of a year or 18 months’ time taking that, if that study is successful, taking the GIST indication through to registration because it might only require a relatively modest sized product (inaudible) indication?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Harren, why don’t you —

Harren Jhoti - Astex Therapeutics - CEO

Yes. We’ve mapped out those potential paths and so I think what’s really kind of colored our philosophy in business development and business model in a general sense is that we will look to see particularly in something like GIST is there a fast track approach to registration? But the whole time we will be talking to different potential partners as well so we can bring up some options.

Unidentified Audience Member

Just a couple of quick questions on 110 and the nature of the relationship between SuperGen and Eisai as it pertains to that compound. Could you refresh our minds as to what the terms are under which Eisai might or might not option in the rights to that compound? And if you have any thoughts on what Eisai is looking to see on the clinical data front before making a decision in that regard?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Yes, I think Eisai, not unlike other companies in the space, are interested in Phase II proof of concept data or early signals that are so compelling that they would have an interest in proceeding with discussions. And I say discussions because the way we originally wrote the deal is such that they have a right of first offer.

And again, all that means is that if at any point in the course of the development of 110 we elect to offer it out either by region or in whole or to sell it or partner it, co-develop it, market, whatever, they have to be invited. Okay? So there is nothing written with Eisai aside from the fact that they have a right of first offer. And again, all that means is that they have to be invited to the discussion.

So those discussions, of course will be driven by our assessment of the potential of the drug. And that will change, of course, as the drug is developed up the line. Based on what we’ve seen thus far we’re very encouraged and we think that it does have potential going forward. So we’re not inclined at this point to offer it out but rather to develop it further up the line, much as what we did with Dacogen. We took Dacogen all the way through Phase III and it was deemed prepared for an NDA at the point in time at which we negotiated the deal with MGI.

Unidentified Audience Member

Hi, congratulations on the deal and good luck to you moving forward.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Thank you.

Unidentified Audience Member

My question has to do with sort of the environment that you’re going into. You guys were at AACR. I was at AACR. There are literally hundreds if not thousands of drug candidates in development. You point out yourself in one of the slides here that there are 1,500 programs of drug in clinical development for oncology. The number of large pharmaceutical companies is diminishing as more mergers and acquisitions. And if you look — if you went to their booth each one of them had a pretty rich clinical development pipeline.

Both of your companies, as you’ve stated multiple times here, are dependent on monetization of your early stage compounds. It’s going to be — I think it’s going to be extremely difficult environment. First of all, can you comment on that? And second, if the deals don’t come in at the value that you would like them to come into, would you be prepared to take some of your more promising compounds all the way through clinical development into commercialization to monetize it that way and retain all the profits for yourself?

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Yes. I think certainly with respect to select assets we would consider doing that as a function of cash on hand and cash expected going forward. And those decisions will be made on a compound by compound basis. As soon as we merge we’re going to look very closely at the overall portfolio, make some of the tough decisions relative to how we handle individual drugs at different points in the course of their development and that’s something that I think every healthy company should do.

With respect to the numbers, the sheer numbers in oncology, I think to add to your point it’s approximately 9% of drugs that enter into a Phase I in oncology are going to come out the other end and be approved. So that’s less than 10%. That implies doesn’t it that you need some very good drugs in order to get to the end game, and along the way you’re going to have some that fall out.

And we’re realistic relative to that and in the same vein we also believe that we have some very fine drugs in the combined entity that have an opportunity to make it to the end game. And but those are things that we’ll learn along the road. It is a tough business and we do believe, however, that we’ll be in a good position to finance this independently by remaining cash flow neutral or profitable along the road. Please?

Harren Jhoti - Astex Therapeutics - CEO

Yes. I’ll maybe just give you my perspective. You’ve outlined the landscape very well there. Clearly there’s a lot of tonnages in the industry. But I would also argue that as Pharma continues to deconstruct the present R&D, particularly R, they’re going to have to rely more and more on smaller discovery-driven companies which have the capability of generating these drugs in the future.

So while I certainly agree at the moment if you look at the pipelines in Big Pharma they are pretty full in many ways, but I think everything tells us that Big Pharma area also very keen to proactively establish strong relationships with strong biotech companies. So that’s got to conclude — you’ve got to conclude from that that they’re not satisfied with what they have totally internally and that they will view us in biotech as a key activity or really a key to find a new drug for them as they continue to deconstruct their internal research.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And I would also add to that that companies, the large pharmaceutical companies there are moments in time during which they focus on different stages of development within their pipelines. And of late the focus has been Phase II, Phase III, even marketed drugs, M&A activity, but I also believe that there will come a time when the pendulum will swing back. And they’ll recognize that there’s a paucity of viable drugs in their earlier stages of the portfolio and that’s where at this point in time at least we’d be in a position to address that with some degree of certainty. Please?

Unidentified Audience Member

This is for Astex, and I apologize if you’ve answered this already. Could you just talk about what led up to the decision for both your companies to get together? And were you in a full sale process when the two companies decided to get together or was this outside any process?

Harren Jhoti - Astex Therapeutics - CEO

Thank you for the question. Given this is our first Analyst Day I’m impressed that there’s a lot of attention here, which I’m very happy to respond to. The actual thinking within the Company seriously to underline that given that we’re a private biotech with two years of cash runway we felt, continue to feel in a pretty strong position, and the Board would underline that.

What that also is consistent with is that there was no process which we had in place which resulted in this opportunity brought to us, so to speak. Over the years several, two, three years particularly we have evaluated other approaches from companies which are particularly larger, if you like, the Big Pharma or even the big biotech. And for one reason or another they didn’t end up in the transaction.

Jim and I have been talking, got to know each other over the last two, three years, and really in the last year we began to realize the logic of this potential merger. For Astex and as I mentioned earlier, most of us came out of Big Pharma to really set up a discovery development organization which is basically sustainable one day going forward, generating new medicine, path to commercialize and clearly for patients.

So for us we were very keen to try to build a future which allows us to get us to the next stage of development. And I think it clearly has been a very difficult environment the last three, four years. It’s been particularly difficult for all private biotechs, and I think perhaps in a different time we would have seen maybe the acceleration of some of the products which we’ve been pushing forward a little bit faster.

But to answer your question really, we have not — this was not a product of any kind of process. The thinking within the Company was we’re in a strong position now so let’s look at the strategic opportunities that we could explore to really build value in the Company going forward.

Unidentified Audience Member

Okay, that’s helpful. I guess the follow-up to that would be why didn’t you as well as your other venture capital-backed shareholders think that you could get more value somewhere else? Or did you therefore think that you were creating the most value doing this deal?

Harren Jhoti - Astex Therapeutics - CEO

It’s a very difficult question to answer because it in turn is answering for the VCs. What I would say broadly is that we have some of the top tier VCs who have believed, continued to believe that they generate the most value and make the best return when they continue to invest in a longer term. And this is really underlined by the lead investor Abingworth and they’re fully committed to helping us build this organization going forward.

So without speaking specifically for each of the different VCs, that is a strong [point] of the discussion which we certainly had within the Company. They fundamentally believe that the value of the organization is yet still to come, but it requires us to be able to get to the next stage and clearly access more capital to be able to take those products forward. Otherwise I think we wouldn’t be standing here today because there were other options which we could have explored and the obvious one is a process, structured process with a bank taking [us out] and looking for an outcome.

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

And I would just add to that and with all due respect to the bankers in the room, we did not use a banker for this transaction. This is something that Harren and I over an extended period of time given a great deal of thought and a great deal of discussion determined that it was in our mutual interest to consider this. And then in a very focused step-by-step manner put together what we think has the opportunity to emerge as a leader in this space.

I would also comment on the fact that a number of the VCs that are behind Astex have determined that they’re not inclined to sell any time soon. As you know, Abingworth for example, has a public equity fund, and we don’t see many folks rushing for the doors.

Unidentified Audience Member

Hi. I’m just wondering if you can add additional color to visual changes seen in Hsp90 program? So you mentioned changes in color perception but was there any other changes in terms of visual acuity or maybe like visual cue?

Alan Boyd - Astex Therapeutics - Acting Chief Medical Officer

Yes, the other — actually I said they got the color changes. One of the other things that people have noted is dark-light adaption. So coming out of a dark room into some light they’re taken a lot longer to adapt. We haven’t seen anything in terms of acuity because that’s mainly related to the lens, whereas what we’re thinking if this is Hsp70-related to rhodopsin it’s the sensation of light in the color images that will change most. But we haven’t seen any changes in acuity and things like that.

Unidentified Audience Member

And were the changes transient and reversible?

Alan Boyd - Astex Therapeutics - Acting Chief Medical Officer

Yes, they were. They’re all reversible. As I said, they come on around about day 10, day 11 and then they’re usually gone by the time the next cycle is given. So that’s totally reversible, sorry.

Unidentified Audience Member

And have you done any stock histology study to look at what layers of the —

Alan Boyd - Astex Therapeutics - Acting Chief Medical Officer

Yes. We have done histology and we don’t see anything at all on histology, either gross or by microscopy. So we believe it must be a chemical change that we’re experiencing here in rhodopsin. And that’s what the eye experts have told us.

Unidentified Audience Member

So it was mentioned it’s a class effect so what kind of (inaudible) were seen in other Hsp90 programs and —

Alan Boyd - Astex Therapeutics - Acting Chief Medical Officer

Yes, from the Synta program from what’s been reported in the public debate, and clearly we haven’t the access to all that data, they’ve seen similar effects. Pfizer had a Hsp90 which was withdrawn and from their published data they actually saw toxicological effects in dogs, very different from what we have seen because we haven’t seen anything. And certainly Synta happened before reporting any histological changes either. Sorry, and Novartis as well, they haven’t reported anything as level three in (inaudible).

Jim Manuso - SuperGen, Inc. - Chairman, President, CEO

Well, if there are no further questions, again, I want to thank you for your time and wish you a good afternoon and keep your eyes on Astex Pharmaceuticals as we emerge from this process. Thank you again.

Note on Forward Looking Statements

This presentation transcript and other statements that SuperGen may make, including statements about the benefits of the transaction with Astex, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to SuperGen’s future financial or business performance, strategies or expectations.

Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

SuperGen cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change overtime. Forward-looking statements speak only as of the date they are made, and SuperGen assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in SuperGen’s reports filed with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this conference call transcript, the following factors, among others, could cause actual result to differ materially from forward-looking statements or historical performance: 1) the success of drug development efforts; (2) our cash and prospective financial positions; (3) the achievement of regulatory approvals in the US and abroad; (4) the success of partnerships to develop and sell drugs in the US and abroad; (5) our ability to develop and commercialize new drugs; (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the adequacy of intellectual property protection; (9) the impact of legislative and regulatory actions and regulatory, supervisory or enforcement actions of government agencies; (10) the ability to attract and retain highly talented professionals; and (11) the ability of SuperGen to consummate the transaction with Astex and realize the benefits of such transaction.

SuperGen’s Annual Reports on Form 10-K and SuperGen’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov and on SuperGen’s website at www.supergen.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not part of this conference call transcript.

Additional Information and Where to Find It:

SuperGen plans to file with the SEC and furnish to its stockholders a proxy statement in connection with the proposed transaction, pursuant to which the Company would acquire Astex (the “Transaction”).  The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting Investor Relations by telephone or by going to the Company’s corporate website at www.supergen.com (click on “SEC Filings”) or by going to a new website www.astex-supergen.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Transaction.  Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge as described in the preceding paragraph.